UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Electro Scientific Industries, Inc.

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Notice of Annual Meeting of Shareholders

To the Shareholders of Electro Scientific Industries, Inc.:

The Annual Meeting of Shareholders of Electro Scientific Industries, Inc. (ESI) will be held at ESI’s offices, 13900 NW Science Park Drive, Portland, Oregon, on Thursday, August 9, 2012 at 2:30 p.m. Pacific Daylight Time, for the following purposes:

1.	To elect the three directors named in the proxy statement for a term of three years. Richard J. Faubert, David Nierenberg and Jon D. Tompkins are nominees for election for three year terms.

2.	To ratify the appointment of KPMG LLP as ESI’s independent registered public accounting firm for the fiscal year ending March 30, 2013.

3.	To approve, on an advisory basis, the compensation of our named executive officers.

4.	To reapprove our 2004 Stock Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.

5.	To transact any other business that properly comes before the meeting.

Only shareholders of record at the close of business on June 4, 2012 will be entitled to vote at the annual meeting.

Your vote is very important. Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. Promptly voting your shares by phone, via the internet, or by signing, dating, and returning the enclosed proxy card will ensure the presence of a quorum at the meeting. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Retention of the proxy is not necessary for admission to or identification at the meeting.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, AUGUST 9, 2012: This proxy statement and the Company’s 2012 Annual Report to Shareholders are also available at http://investors.esi.com/proxy.cfm.

By Order of the Board of Directors

/s/ Paul Oldham

Paul Oldham

Vice President of Administration, Chief Financial

Officer and Corporate Secretary

Portland, Oregon

July 5, 2012

ELECTRO SCIENTIFIC INDUSTRIES, INC.

PROXY STATEMENT

The mailing address of the principal executive offices of the Company is 13900 NW Science Park Drive, Portland, Oregon 97229-5497. The approximate date this proxy statement and the accompanying proxy forms are first being mailed to shareholders is July 5, 2012.

SOLICITATION AND REVOCABILITY OF PROXY

The enclosed proxy is solicited on behalf of the Board of Directors of Electro Scientific Industries, Inc., an Oregon corporation, for use at the Annual Meeting of Shareholders to be held on August 9, 2012. The Company will bear the cost of preparing and mailing the proxy, proxy statement and any other material furnished to the shareholders by the Company in connection with the annual meeting. Proxies will be solicited by use of the mail and the internet, and officers and employees of the Company may, without additional compensation, also solicit proxies by telephone, fax or personal contact. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of the stock held in their names.

Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing an instrument of revocation or a duly executed proxy bearing a later date with the Corporate Secretary of the Company. The proxy may also be revoked by affirmatively electing to vote in person while in attendance at the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person unless he or she wishes to do so. All valid, un-revoked proxies will be voted at the Annual Meeting in accordance with the instructions given.

Common Stock is the only outstanding authorized voting security of the Company. The record date for determining holders of Common Stock entitled to vote at the Annual Meeting is June 4, 2012. On that date there were 29,141,902 shares of Common Stock outstanding, entitled to one vote per share. The Common Stock does not have cumulative voting rights.

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

If you and other residents at your mailing address each own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice, known as “householding,” reduces the Company’s printing and postage costs. If any shareholder residing at that address wishes to receive a separate annual report or proxy statement, write or telephone the Company as follows: Investor Relations, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497, (503) 641-4141. Contact the Company in the same way if you and other residents at your mailing address are receiving multiple copies of the annual report and proxy statement and wish to receive a single copy in the future.

PROPOSAL 1: ELECTION OF DIRECTORS

Pursuant to the Company’s Bylaws, the Board of Directors is divided into three classes, with the term of office of one class expiring each year. The terms of Richard J. Faubert, David Nierenberg and Jon D. Tompkins expire in 2012. Messrs. Faubert, Nierenberg and Tompkins are nominees for re-election. These nominees were recommended by the Corporate Governance and Nominating Committee. Under Oregon law, if a quorum of shareholders is present at the 2012 Annual Meeting, the directors elected will be the three nominees for election as directors for a term ending in 2015 who receive the greatest number of votes cast at the meeting. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for Messrs. Faubert, Nierenberg and Tompkins. If any of the nominees for election as director at the 2012 Annual Meeting becomes unavailable for election for any reason (none being known at this time), the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes.

The following table briefly describes the Company’s nominees for directors and the directors whose terms will continue.

Name, Age, Principal Occupation, and Other Directorships	Director Since	Term Expires
Nominees

Richard J. Faubert, 64, retired as President, Chief Executive Officer and Chairman of AmberWave Systems Corporation, a semiconductor technology company, in December 2010, where he had served from September 2003. He served as President, Chief Executive Officer and Director of SpeedFam-IPEC, Inc., a manufacturer of semiconductor equipment, from 1998 through 2002. Upon the sale of SpeedFam-IPEC to Novellus Systems, Inc., a capital equipment manufacturer, he served as Executive Vice President of Novellus until April 2003. Prior to his employment with SpeedFam-IPEC, Inc., he held executive and management positions at Tektronix, Inc., a test, measurement, and monitoring company, and GenRad, Inc., an electronics testing and manufacturing company.

Mr. Faubert brings to the Board extensive technology leadership experience in the semiconductor capital equipment industry. He also brings significant manufacturing, engineering, research and development, business and operations experience in a high-technology environment. He also has experience as a result of having served on the board of directors of other public companies.

	2003	2012

David Nierenberg, 59, is the Founder and President of Nierenberg Investment Management Company, Inc. in Camas, Washington, which manages The D3 Family Funds. Prior to founding Nierenberg Investment Management Company in 1996, Mr. Nierenberg was a General Partner at Trinity Ventures, a venture capital fund, where he invested in financial services, healthcare and turnarounds. Prior to 1985, he was a Partner with Bain & Company, a business and strategy consulting firm. Mr. Nierenberg was the Chairman of the Advisory Board of the Millstein Center for Corporate Governance and Performance at the Yale School of Management. He is the Chairman of PSA Healthcare. He is also a member of the board of directors at RadiSys Corporation, a provider of communications systems components, and at Kuni Automotive Group and Whitman College. He also serves on the Washington State Investment Board.

Mr. Nierenberg brings significant expertise in strategic planning and corporate governance. He also brings broad-based business knowledge to the board.

	2010	2012

Name, Age, Principal Occupation, and Other Directorships	Director Since	Term Expires
Nominees

Jon D. Tompkins, 72, (Chairman) retired as Chief Executive Officer of KLA-Tencor Corporation, a manufacturer of semiconductor equipment, in 1998 where he had served as Chief Executive Officer since April 1997. He retired as Chairman of the Board of Directors of KLA-Tencor in 1999. From April 1991 until April 1997, he served as President, Chief Executive Officer and director of Tencor Instruments, a manufacturer of wafer inspection, film measurement and metrology systems for the semiconductor industry. He was appointed Chairman of the Board of Tencor in 1993, a position he held until the merger with KLA in 1997. Prior to that, Mr. Tompkins held various management positions over eighteen years with Spectra-Physics, a leading supplier of commercial lasers, and eventually rose to the position of President and Chief Executive Officer. Mr. Tompkins is a member of the board of directors at Cymer, Inc., a provider of lithography light sources for the semiconductor industry. He has been a member of the board of directors at ESI since 1998 and Chairman of the Board since 2003.

Mr. Tompkins brings to the Board significant executive management experience and financial management, industry and technical knowledge related to the semiconductor and laser industries. He also has experience as a result of serving on the board of directors of other public companies.

	1998	2012
Directors Whose Terms Continue

Frederick A. Ball, 50, was appointed Senior Vice President and Chief Financial Officer of Marketo, a leading revenue performance management company, in May 2011. Prior to joining Marketo, Mr. Ball had been the Chief Financial Officer for a number of private and public technology companies including Webroot Software, Inc., a leading provider of software security solutions for consumers, enterprises and small and medium businesses worldwide, from June 2008 to April 2011, BigBand Networks, Inc., a digital video networking company, from August 2004 to November 2007, CallTrex Corporation, a provider of customer service solutions, from November 2003 to May 2004, and Borland Software Corporation, a provider of enterprise software development solutions, from September 1999 until July 2003. Mr. Ball also served as Vice President, Mergers and Acquisitions for KLA-Tencor Corporation, a manufacturer of semiconductor equipment, and prior to that as its Vice President of Finance. Mr. Ball was with PricewaterhouseCoopers LLC for over 10 years. Mr. Ball is a director at Advanced Energy Industries, Inc., a provider of power and control technologies, and is chair of its audit committee.

Mr. Ball brings to the Board important financial management experience and financial expertise, having served as Chief Financial Officer of several high-technology companies. He also brings significant experience with mergers and acquisitions within the semiconductor equipment industry as well as experience as a result of serving on the board of directors of another public company.

	2003	2013

Edward C. Grady, 65, is currently Executive Chairman and Chief Executive Officer of REEL Solar, Inc., a private company developing a unique process for the manufacture of high efficiency low cost CdTe solar panels. Before joining REEL in April 2010, he served as President and Chief Executive Officer of Brooks Automation, Inc., which offers hardware products, services and tightly integrated solutions that optimize manufacturing equipment, factory operations and productivity for the semiconductor and other complex manufacturing industries, including clean tech and data storage. Mr. Grady retired from Brooks Automation in 2007. Prior to joining Brooks in 2003, he ran the wafer inspection group and the metrology groups, each with multiple divisions, at KLA-Tencor Corporation, a manufacturer of semiconductor equipment. Prior to KLA-Tencor, he was Chief Executive Officer of

	2008	2014

Name, Age, Principal Occupation, and Other Directorships	Director Since	Term Expires
Directors Whose Terms Continue

Micromask, a supplier of photo masks and services to the semiconductor industry. He started his career as an engineer for Monsanto Electronic Materials Company, Inc., a manufacturer of silicon wafers to the semiconductor industry, and eventually rose to the position of Vice President of Worldwide Sales. Mr. Grady is also a member of the board of directors at Advanced Energy Industries, Inc., a provider of power and control technologies, and Cimetrix, a supplier of tool control and interconnectivity software. He also guest lectures at Boston College Carroll School of Management in business development and leadership.

Mr. Grady brings to the Board extensive technical knowledge and manufacturing, engineering, sales, business and operations experience in a high-technology environment. He also brings important business development and leadership experience as well as experience as a result of serving on the boards of directors of other public companies.

Barry L. Harmon, 58, is currently the Chief Financial Officer of glassybaby, LLC, a privately held business in Seattle, Washington, which he joined in February 2012. He served as President and Chief Executive Officer of ESI from April 2003 until January 2004. From July 2000 until September 2001, Mr. Harmon served as Senior Vice President—West Coast Operations for Avocent Corporation, a provider of KVM switching and solutions. Mr. Harmon served as Chief Financial Officer of Apex, Inc., also a provider of KVM switching and solutions, from 1999 until its merger with Cybex to form Avocent in 2000. From 1992 to 1999, he was Senior Vice President and Chief Financial Officer of ESI.

As a previous executive at ESI, Mr. Harmon brings to the Board significant senior leadership, business knowledge in the semiconductor industry as well as an important understanding of ESI’s global markets, customers and operations.

	2002	2014

Nicholas Konidaris, 67, was appointed President and Chief Executive Officer of ESI in January 2004. From July 1999 to January 2004, Mr. Konidaris served as President and Chief Executive Officer of Advantest America Corporation, a holding company for Advantest America, Inc., an automatic test equipment supplier. From July 1997 to July 1999, Mr. Konidaris served as the Chief Executive Officer of Advantest America Corporation. Additionally, from July 1997 to January 2004, Mr. Konidaris served as Chairman of the Board, President and Chief Executive Officer of Advantest America, Inc. Mr. Konidaris is currently a member of the board of directors at Ultratech, Inc., a provider of lithography and laser processing systems.

As our President and Chief Executive Officer, Mr. Konidaris brings to the Board extensive technology leadership experience in the semiconductor capital equipment industry, a deep understanding of our overseas markets, and broad executive management experience in sales, marketing, research and development and supply chain management. His presence on the Board facilitates proper communication between the Board and management and ensures that the Board is informed of important company matters.

	2004	2013

Robert R. Walker, 61, is retired from Agilent Technologies, Inc., an electronic instrument company, where he served as Executive Vice President and Chief Financial Officer from May 2000 until December 2001. From May 1999 until May 2000, he was Senior Vice President and Chief Financial Officer. During 1997 and 1998, Mr. Walker served as Vice President and General Manager of Hewlett-Packard Company’s Professional Services Business Unit, a provider of computer and printer products and services. From 1993 to 1997, he led Hewlett-Packard’s information systems function, serving as Vice President and Chief Information Officer from 1995 to 1997. Mr. Walker formerly served as a member of the

	2003	2013

Name, Age, Principal Occupation, and Other Directorships	Director Since	Term Expires
Directors Whose Terms Continue

board of directors for Brocade Communications Systems, Inc., a networking solutions provider, from 2005 until 2008, Liberate Technologies, a supplier of TV set-top box software, from 2003 until 2005, when it became a private company, and InterTrust, a digital rights management company, from 2002 until 2003 when it became a private company.

Mr. Walker brings to the Board important financial management experience, financial expertise and industry and technical expertise, having served in several executive financial and operational positions at Agilent and Hewlett Packard. He also brings experience as a result of serving on the board of directors of other public companies.

CORPORATE GOVERNANCE GUIDELINES AND INDEPENDENCE

The Company’s Board of Directors has approved and adopted the Corporate Governance Guidelines and Governance and Nominating Committee Charter that are on the Company’s website at www.esi.com. Under the Company’s Corporate Governance Guidelines, which reflect the current standards for “independence” under the NASDAQ Stock Market listing standards and the Securities and Exchange Commission rules, two-thirds of the members of the Board of Directors must be independent as determined by the Board of Directors. The Board of Directors has made the following determinations with respect to each director’s independence:

Director	Status (1)
Frederick A. Ball	Independent
Richard J. Faubert	Independent
Edward C. Grady	Independent
Barry L. Harmon	Independent
Nicholas Konidaris	Not Independent (2)
David Nierenberg	Independent
Jon D. Tompkins	Independent
Robert R. Walker	Independent

(1)	The Board’s determination that a director is independent was made on the basis of the standards set forth in the Corporate Governance Guidelines.
(2)	Mr. Konidaris is President and Chief Executive Officer of ESI and therefore is not independent in accordance with the standards set forth in the Corporate Governance Guidelines.

The Company has also adopted a Code of Conduct and Business Practices applicable to the Company’s directors, officers, employees and agents of ESI and its subsidiaries and a Code of Ethics for Financial Managers. Copies of the Company’s Code of Conduct and Business Practices and Code of Ethics for Financial Managers are available on the Company’s website at http://investors.esi.com/governance.cfm.

BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT

Board Leadership.

In accordance with our Corporate Governance Guidelines, it is the practice of the Board of Directors to select a director as Chairman of the Board who qualifies as independent as defined in the Corporate Governance Guidelines. If the Chairman of the Board ceases to qualify as independent, the Board of Directors will designate an independent director to serve as Lead Director. The Company believes that this structure enhances the Board’s oversight of management, strengthens the Board’s ability to communicate its views to management, increases the Board’s independence and otherwise enhances our governance.

Risk Oversight.

The Board as a whole is responsible for overseeing our risk management function and certain members of the Company’s senior management team are expressly authorized by the Board to be responsible for implementation of the Company’s day-to-day risk management processes. In connection with the Board’s annual strategic and financial plan review, senior management makes a multidisciplinary presentation to the Board on significant strategic, operational, financial, legal and compliance risks facing the Company. At the other three quarterly Board meetings, senior management provides an update to the Board on specific risk-related issues.

Additionally, the Board is actively involved in oversight of certain risk areas conducted primarily through committees of the Board, as described in the charters of each of the committees. The Compensation Committee is responsible for overseeing the management of the Company’s executive compensation plans and incentive arrangements and routinely reviews these programs to ensure that incentives do not present inappropriate risk and are aligned with shareholder interests. The Audit Committee oversees management of financial, financial reporting, legal and insurance related risks and meets with management on at least a quarterly basis. As frequently as necessary, the Audit Committee Chair meets with senior management, the Company’s outside counsel and the Company’s independent auditors to discuss any hotline complaints, allegations of violations of the Code of Ethics and other ethical, legal or compliance matters. The Nominating and Corporate Governance Committee manages risks associated with the qualifications and independence of the Board of Directors and potential conflicts of interest. The Board satisfies their risk oversight responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from management responsible for oversight of particular risks within the Company.

FISCAL YEAR

The Company’s fiscal year consists of 52 or 53 weeks ending on the Saturday nearest March 31. Accordingly, all references to fiscal year 2012 in this document are to the 52-week period ended March 31, 2012; references to fiscal year 2011 are to the 52-week period ended April 2, 2011 and references to fiscal year 2010 are to the 53-week period ended April 3, 2010.

BOARD COMPENSATION

During fiscal year 2012, the Board of Directors was compensated for six meetings, which included telephonic meetings, and each member of the Board of Directors attended at least 75 percent of the aggregate number of the meetings of the Board of Directors and the committees of which he was a member. All directors were reimbursed for all reasonable expenses incurred in attending meetings. Directors are expected to attend shareholders meetings. All directors then in office attended the 2011 annual meeting of shareholders.

Directors who are not employees of the Company received the following fees to the extent applicable to the individual directors: (a) an annual cash retainer of $60,000 for the service as the Chairman of the Board; (b) an annual cash retainer of $30,000 for (non-Chairman) Board service, plus $1,500 for each Board meeting attended, $1,000 for each Committee meeting attended and $750 for each telephonic meeting attended; and (c) an annual fee of $10,000 for service as chair of the Audit Committee and an annual fee of $8,000 for service as chair of a committee other than the Audit Committee. The Company also provides for reimbursement in the amount of $2,500 every two years for continuing education programs relating to the performance of duties of a director of a public company.

Non-employee directors also receive equity grants as a component of their total compensation. Stock options were granted prior to fiscal year 2007. Beginning in fiscal year 2007, the Company has granted restricted stock units rather than stock options.

On May 12, 2011, each director who was not a full-time employee of the Company was granted 4,900 restricted stock units under the 2004 Stock Incentive Plan. These units vested one hundred percent on the date of grant.

FISCAL YEAR 2012 DIRECTOR COMPENSATION

The following table shows compensation earned by the Company’s non-employee directors in fiscal year 2012.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)		All Other Compensation ($) (2)	Total ($)
Frederick A. Ball	$46,750		$92,218	(3)	$1,720	$140,688
Richard J. Faubert	$49,000		$92,218	(3)(4)	$1,632	$142,850
Edward C. Grady	$45,000		$92,218	(3)(4)	$2,112	$139,330
Barry L. Harmon	$54,000		$92,218	(3)	$—	$146,218
David Nierenberg	$43,000		$92,218	(3)	$—	$135,218
W. Arthur Porter (5)	$32,000		$92,218	(3)	$—	$124,218
Gerald F. Taylor (5)	$23,000		$92,218	(3)(4)	$—	$115,218
Jon D. Tompkins	$83,250		$92,218	(3)	$—	$175,468
Robert R. Walker	$59,000	(4)	$92,218	(3)(4)	$2,112	$153,330

(1)	Represents the full grant date fair value of the awards granted to each director in the fiscal year ended March 31, 2012, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 “Compensation – Stock Compensation” (ASC Topic 718). Awards are valued at the closing market price of the Company’s common stock on the grant date.
(2)	The reported value is the value of dividend equivalent units relating to restricted stock unit awards, which were deferred under the Company’s deferred compensation plan.
(3)	Comprised of a grant of 4,900 restricted stock units on May 12, 2011, which vested immediately.
(4)	Elected to defer entire amount to the Company’s deferred compensation plan.
(5)	The director did not stand for re-election in conformance with the Board’s retirement policy. His retirement was effective August 11, 2011. The compensation set forth in the table reflects a partial year of service. Any deferred compensation was released shortly after the retirement date.

Under the deferred compensation plan, directors can generally elect to defer a minimum of 10% and a maximum of 100% of the fees they receive from the Company for their service on the Board. Cash amounts credited to the deferred compensation plan will earn a rate of return based on investment funds selected by the participants from a prescribed menu of investment options. Generally, deferred amounts will be paid in a lump sum upon termination, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for up to ten years, as elected by the director. Directors may also defer payment of restricted stock units granted to them by the Company. Payment will be in shares of Company common stock under the same terms as cash amounts.

BOARD COMMITTEES

The Company maintains an Audit Committee that currently consists of Robert R. Walker (Chairman), Frederick A. Ball and Richard J. Faubert. All of the members of the Audit Committee are “independent directors” in accordance with the NASDAQ Stock Market listing standards and pursuant to the criteria established in Section 10A(m) of the Securities Exchange Act of 1934, as amended. Each of Messrs. Walker, Ball and Faubert has financial reporting oversight experience, including serving as chief financial officer of a public company in the case of Messrs. Walker and Ball. The Board of Directors has determined that each of Messrs. Walker, Ball and Faubert is an audit committee financial expert as defined in SEC rules. The Audit Committee Charter requires the Audit Committee to review any transaction with a related person or in which a related person has a direct or indirect interest and to determine whether to ratify or approve the transaction, with such ratification or approval to occur only if the Committee determines that the transaction is fair to the Company or otherwise in the interest of the Company. The Audit Committee meets with management and with representatives of ESI’s independent registered public accounting firm, KPMG LLP, including meetings without the presence of management. The Audit Committee met twelve times in fiscal year 2012.

The Company maintains a Compensation Committee that currently consists of Barry L. Harmon (Chairman), Edward C. Grady and Jon D. Tompkins. All members of the Compensation Committee have been determined to be independent by the Board of Directors in accordance with the NASDAQ Stock Market listing standards and Securities and Exchange Commission rules. The Compensation Committee has been delegated authority to set officers’ compensation and to grant awards under the Company’s stock incentive plan. For additional information about the Compensation Committee, see “Compensation Discussion and Analysis,” set forth below. The Compensation Committee met six times in fiscal year 2012.

The Company maintains a Corporate Governance and Nominating Committee that currently consists of Jon D. Tompkins (Chairman), Barry L. Harmon and David Nierenberg. All members of the Corporate Governance and Nominating Committee have been determined to be independent by the Board of Directors in accordance with the NASDAQ Stock Market listing standards and Securities and Exchange Commission rules. The Corporate Governance and Nominating Committee assists the Board of Directors in fulfilling its oversight responsibilities related to seeking candidates for membership on the Board of Directors, assessing the corporate governance policies and processes of the Board of Directors and reviewing from time to time the policies of the Board of Directors related to director qualifications, compensation, tenure and retirement. The Corporate Governance and Nominating Committee met three times in fiscal year 2012.

Shareholders may recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors by submitting a written recommendation to the Corporate Governance and Nominating Committee c/o Chairman of the Corporate Governance and Nominating Committee, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether the individual can read and understand financial statements, and board memberships, if any, for the Corporate Governance and Nominating Committee to consider. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received by January 31, 2013 will be considered for nomination for election at the 2013 Annual Meeting of Shareholders. Recommendations received after January 31, 2013 will be considered for nomination for election at the 2014 Annual Meeting of Shareholders. Following the identification of the director candidates, the Corporate Governance and Nominating Committee will meet to discuss and consider each candidate’s qualifications and shall determine by majority vote the candidate(s) whom the Corporate Governance and Nominating Committee believes would best serve the Company. In evaluating director candidates, the Corporate Governance and Nominating Committee will consider a variety of factors, including the composition of the Board as a whole, the characteristics (including independence, age, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. The Committee believes that candidates for director should have certain minimum qualifications, including high ethical character, a reputation that enhances the image and reputation of the Company, being highly accomplished and a leader in his or her respective field, relevant expertise and experience, the ability to exercise sound business judgment and the ability to work with management collaboratively and constructively. In addition, the Committee believes that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules and that at least two-thirds of the members of the Board should meet the definition of independent under the NASDAQ Stock Market listing standards and Securities and Exchange Commission rules. The Committee also believes the Company’s Chief Executive Officer should participate as a member of the Board. A candidate recommended by a shareholder will be evaluated in the same manner as a candidate identified by the Committee.

COMMUNICATIONS WITH BOARD

Any shareholder who desires to communicate with the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Corporate Secretary, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be compiled by the Secretary and submitted to the Board of Directors in a timely manner.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR the election of the nominees named in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of June 4, 2012 by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, (ii) each of the Company’s current directors and nominees for director, (iii) each individual named in the Summary Compensation Table and (iv) all directors and executive officers of the Company on June 4, 2012 as a group. Applicable percentage of ownership is based on 29,141,902 shares of Common Stock outstanding as of June 4, 2012 together with applicable options (including stock appreciation rights) and restricted stock units held by such shareholders. Shares of Common Stock subject to options exercisable at June 4, 2012 or exercisable within 60 days after June 4, 2012 and shares of Common Stock underlying restricted stock units vested at June 4, 2012 or vesting within 60 days after June 4, 2012, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Approximate Percent of Class
Frederick A. Ball	94,688	(2)	*
Richard J. Faubert	94,683	(3)	*
Edward C. Grady	41,839	(4)	*
Barry L. Harmon	110,575	(5)	*
Nicholas Konidaris	1,070,754	(6)	3.56%
David Nierenberg	3,323,685	(7)	11.41%
Jon D. Tompkins	92,362	(8)	*
Robert R. Walker	96,714	(9)	*
Robert DeBakker	238,613	(10)	*
Kerry Mustoe	130,589	(11)	*
Paul Oldham	201,527	(12)	*
Bing-Fai Wong	108,282	(13)	*
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	1,962,195	(14)	6.73%
Dimensional Fund Advisors LP Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746	2,315,793	(15)	7.95%
Nierenberg Investment Management Company, Inc. 19605 NE 8th Street, Camas, WA 98607	3,323,685	(7)	11.41%
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, MD 21202	1,569,947	(16)	5.39%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	1,486,131	(17)	5.10%
12 directors and executive officers (as of 6/4/12) as a group	5,604,311		17.75%

*	Less than 1 percent.
(1)	Shares are held directly with sole investment and voting power unless otherwise indicated.
(2)	Includes 55,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after June 4, 2012. In addition, includes 21,613 shares deferred under the Company’s deferred compensation plan.
(3)	Includes 55,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after June 4, 2012. In addition, includes 26,008 shares deferred under the Company’s deferred compensation plan.
(4)	Includes 32,039 shares deferred under the Company’s deferred compensation plan.
(5)	Includes 71,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after June 4, 2012.
(6)	Includes 871,000 shares subject to stock options and stock appreciation rights that were exercisable at or that would become exercisable within 60 days after June 4, 2012. Also includes 52, 275 shares underlying restricted stock units that will vest within 60 days after June 4, 2012. Also includes 16,492 shares transferred to and held by the Konidaris Family Trust, and for which Mr. Konidaris exercises sole voting power and sole investment power. Mr. Konidaris shares voting and investment rights with his spouse on all other beneficially owned shares.
(7)	David Nierenberg is the President of Nierenberg Investment Management Company, Inc. (“NIMCO”), an investment manager of several investment funds. David Nierenberg and NIMCO have joint beneficial ownership and shared voting authority over the shares managed by NIMCO. The 3,323,685 shares reported herein are based on information provided by Mr. Nierenberg’s office as of June 4, 2012.
(8)	Includes 57,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after June 4, 2012.
(9)	Includes 55,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after June 4, 2012. In addition, includes 32,039 shares deferred under the Company’s deferred compensation plan.
(10)	Includes 194,000 shares subject to stock options and stock appreciation rights that were exercisable at or that would become exercisable within 60 days after June 4, 2012. Also includes 6,031 shares underlying restricted stock units that will vest within 60 days after June 4, 2012.
(11)	Includes 110,750 shares subject to stock options and stock appreciation rights that were exercisable at or that would become exercisable within 60 days after June 4, 2012. Also includes 5,026 shares underlying restricted stock units that will vest within 60 days after June 4, 2012.
(12)	Includes 175,500 shares subject to stock options and stock appreciation rights that were exercisable at or that would become exercisable within 60 days after June 4, 2012.
(13)	Includes 86,417 shares subject to stock options and stock appreciation rights that were exercisable at or that would become exercisable within 60 days after June 4, 2012. Also includes 603 shares underlying restricted stock units that will vest within 60 days after June 4, 2012. In addition, includes 1,897 shares deferred under the Company’s deferred compensation plan.
(14)	Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2012, in which the entity reported its beneficial ownership as of December 31, 2011 as 1,962,195 shares.
(15)	Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2012, in which the entity reported its beneficial ownership as of December 31, 2011 as 2,315,793 shares. Dimensional Fund Advisors LP, an investment advisor, reported it has sole voting power with respect to 2,284,475 and dispositive power with respect to 2,315,793 shares
(16)	Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2012, in which the entity reported its beneficial ownership as of December 31, 2011 as 1,569,947 shares. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(17)	Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2012, in which the entity reported its beneficial ownership as of December 31, 2011 as 1,486,131 shares.

EXECUTIVE OFFICERS

As of June 4, 2012, the executive officers of the Company were as follows:

Name	Age	Position
Nicholas Konidaris	67	President and Chief Executive Officer
Paul Oldham	49	Vice President of Administration, Chief Financial Officer and Corporate Secretary
Robert DeBakker	54	Vice President of Worldwide Operations
Kerry Mustoe	55	Vice President of Finance, Corporate Controller and Chief Accounting Officer
Bing-Fai Wong	53	Vice President of Customer Operations

See Mr. Konidaris’ biography under “Proposal 1: Election of Directors.”

Mr. Oldham joined the Company on January 7, 2008 as Vice President of Administration, Chief Financial Officer and Corporate Secretary. Prior to joining ESI, Mr. Oldham was employed at Tektronix, Inc., a test, measurement, and monitoring company, since 1988, where he held several senior leadership positions including Vice President Finance and Corporate Controller, European Operations Controller, and most recently Vice President Treasurer and Investor Relations.

Mr. DeBakker was appointed Vice President of Worldwide Operations in September 2004. From 2000 to 2004, he was employed with IBM, a provider of business and information technology services, first as Vice President i/p Series Manufacturing, then as Vice President Strategy Integrated Supply Chain and finally as Vice President x Series Integrated Supply Chain. From 1997 to 2000, Mr. DeBakker was Vice President of Operations of Sequent Computer Systems, a manufacturer and provider of information technology solutions.

Ms. Mustoe has served as the Company’s Corporate Controller and Chief Accounting Officer since September 2003. In December 2005, she was appointed Interim Chief Financial Officer and served as such until September 2006. She was appointed Vice President on January 18, 2007. She was appointed Interim Chief Financial Officer again from September 28, 2007 until January 7, 2008. Prior to joining the Company, Ms. Mustoe held director of accounting and finance positions at several technology firms based in Portland, Oregon. Previously, Ms. Mustoe was an auditing manager and certified public accountant with PricewaterhouseCoopers LLC in Portland, Oregon.

Mr. Wong was promoted to Vice President of Customer Operations in May 2009 and joined ESI in May 1998 from Giga-tronics, an electronics manufacturer. During his tenure at ESI, Mr. Wong has held a variety of positions including director of sales and service and senior director of marketing. Mr. Wong previously worked for Hewlett-Packard Company, a provider of computer and printer products and services, and began his career at Philips HK Ltd., an electronics manufacturer.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of the Board of Directors (the “Committee”) consists entirely of non-employee independent directors as defined by the rules of the NASDAQ Stock Market and the Company’s Corporate Governance Guidelines. The current members of the Committee are Barry L. Harmon (Chairman), Edward C. Grady, and Jon D. Tompkins. The Committee’s authority and responsibilities are set forth in a charter adopted by the Board of Directors, which the Committee reviews annually. The Charter is available for review on the Company’s Web site at www.esi.com.

The Committee reviews and approves the compensation of all executives, including the Chief Executive Officer (CEO). The Committee has full authority to determine annual base salary and incentive compensation, equity incentives and all other compensation for the executives. The Committee reviews and approves all equity grants to executives and annual equity grants to all other employees.

Base salary and incentive compensation award decisions for all executive officers are made at the first quarterly meeting of the Committee in May in conjunction with annual performance reviews. The Committee reviews a tally sheet, which sets forth historic and current information regarding each element of compensation for each executive officer. It receives recommendations from the CEO as to compensation of other executives, and the CEO participates in discussions regarding their compensation. The Committee meets in executive session without the CEO to determine his compensation.

The Committee continues to engage Compensia Inc. as an independent outside compensation consultant with respect to executive and director compensation. The Committee has sole authority to retain and terminate Compensia. Compensia reports solely to the Committee for all services related to executive compensation, and did not provide any other services to the Company for fiscal year 2012, except for those related to executive and director compensation.

Compensation Philosophy

The Board of Directors and the Committee believe that the Company’s executive compensation programs should be related to both short-term and long-term corporate performance and improvement in shareholder value. The Company has developed a total compensation philosophy that ties a significant portion of executive compensation to achieving pre-established financial and operational results. The overall objectives of these executive compensation programs are to:

•	Attract and retain talented executives;

•	Motivate executives to execute long-term business strategies while achieving near-term financial targets; and

•	Align executive performance with the Company’s short-term and long-term goals for delivering shareholder value.

The elements of the Company’s compensation program for executives are base pay, annual cash incentives, equity incentives and a deferred compensation plan. Performance-based pay is a major element of executive compensation, which includes annual cash incentives and long-term stock-based equity incentives. Additionally, the Company also has an employee stock purchase plan, a 401(k) retirement plan and provides health care and other benefits to executives on the same basis as it does for all other employees. A limited number of key executives have change in control severance agreements, which entitle them to certain amounts in the event of termination under certain circumstances following a change in control of the Company.

Each element of the Company’s compensation program serves a somewhat different purpose, but in combination, the compensation program enables the Company to support its compensation philosophy and to offer compensation competitive with that offered by companies of similar size and complexity within high-technology electronics and similar industries.

The Committee believes that the Company’s executive incentive compensation arrangements do not encourage executives to take unnecessary or excessive risks that could threaten the value of the Company. For example, a significant portion of executives’ performance-based compensation is in the form of long-term equity incentives which generally vest over a three to four year period of time, thereby focusing the executives on the Company’s long-term interests. As a matter of best practice, the Company will continue to monitor its executive compensation program to ensure that it continues to align the interest of executives with those of its long-term shareholders while avoiding unnecessary or excessive risk.

The Committee uses comparative information from a peer group of similarly-situated business and labor market competitors as well as similarly-sized broad technology industry companies in assessing its executive compensation program. The Committee reviewed but did not change the peer group companies used for purposes of setting compensation for fiscal year 2012; the peer group included the following companies:

Advanced Energy Industries, Inc.	KLA-Tencor Corporation
ATMI, Inc	Kulicke & Soffa Industries, Inc.
Brooks Automation, Inc.	Lam Research Corporation
Coherent, Inc.	MKS Instruments, Inc.
Cohu, Inc.	Newport Corporation
Cymer, Inc.	Rudolph Technologies, Inc.
Entegris, Inc.	Teradyne, Inc.
FEI Company	Ultratech, Inc.
FormFactor, Inc.	Varian Semiconductor Equipment Associates, Inc.
GSI Group, Inc.	Veeco Instruments, Inc.
Intevac, Inc.	Zygo Corporation

Compensia completed the market analysis for fiscal year 2012 executive compensation using publicly available peer group proxy filings, supplemented by peer group survey data and broad high-tech industry survey data for companies with revenue $200 million to $500 million (median of $310 million). Data points were blended together to create a “market average”.

All Committee decisions with regard to executive compensation are made on an annual basis.

The Committee believes that its total compensation philosophy should result in total compensation between the 50th and 75th percentile of similarly-situated executives in the peer group companies. Generally, the Committee targets the 50th percentile for solid performance, with the opportunity to achieve total compensation at the 75th percentile of similarly-situated executives for superior performance.

Consideration of Say-on-Pay Vote Results

The non-binding proposal regarding compensation of the named executive officers submitted to shareholders at the 2011 Annual Meeting was approved by over 97% of the votes cast. The Committee considered this favorable vote of the shareholders as a strong endorsement of the Company’s compensation program, and therefore has neither made, nor intends to make, any changes to the compensation program in response to that vote. The Company will be having a say-on-pay vote annually through 2017, when the next shareholder vote on the frequency of say-on-pay votes is required.

Fiscal Year 2012 Compensation – The Year in Review

In setting executive compensation for fiscal year 2012, the Committee reviewed the Company’s existing compensation programs and philosophy in light of current industry compensation practices and trends. Applying this philosophy for each executive officer, the Committee reviewed base salary, annual cash incentives, long-term incentives and all other elements of total compensation and compared these components to comparable elements of compensation at the peer group companies. Beginning January 1, 2011, the Company implemented a condition of quarterly profitability relative to the Company match for the 401(k) retirement plan. Because the Company was profitable in the first two quarters and not the second two quarters of fiscal year 2012, the Company match was provided to employees who made contributions in the first two quarters of fiscal year 2012.

Determinations regarding annual cash incentives, long-term incentives and other elements of compensation were made consistent with the Committee’s compensation philosophy and in a manner that the Committee believed to be appropriate and reasonable based on individual and corporate performance.

Named Executive Officers

Named executives in the Summary Compensation Table are as follows:

Nicholas Konidaris, President and Chief Executive Officer

Paul Oldham, Vice President of Administration, Chief Financial Officer and Corporate Secretary

Robert DeBakker, Vice President of Worldwide Operations

Kerry Mustoe, Vice President of Finance, Corporate Controller and Chief Accounting Officer

Bing-Fai Wong, Vice President of Customer Operations

Base Salaries

Base salary levels are reviewed annually at the first quarterly meeting of the Committee. Base salaries for executives are determined by evaluating the responsibilities of the position and the experience of the individual and by reference to the competitive marketplace for corporate executives, including a comparison to base salaries for comparable positions at the peer group companies provided by Compensia. The Committee establishes base salary compensation levels for executives, including the named executive officers, generally at levels approximating the 50th percentile of similarly-situated executives in the peer group companies. Individuals with outstanding performance in any given year may be provided with base pay up to the level of the 75th percentile. The Committee believes targeting these salary levels is necessary to attract and retain talented executives.

During fiscal year 2012, Mr. Konidaris’ annual base salary was increased to $570,000, a 4.8% increase over his base salary for the prior year. Mr. Konidaris’ base salary places him at approximately the 50th percentile for chief executive officers relative to the market cash compensation data (surveys and peer company proxy) and reflects the Committee’s assessment of his solid performance and the improved performance of the Company under his leadership. Other named executive officers’ base salary increases ranged from 3.1% to 6.8%, which resulted in base salaries, in general, paid at the 50th percentile.

Annual Cash Incentive Compensation

The Company’s executives are eligible to participate in an annual cash incentive plan. The performance objectives are established at the beginning of each fiscal year and are comprised of specific Company financial objectives based on the Company’s annual operating plan (as approved by the Board of Directors) as well as individual and shared management objectives. The Company’s financial performance objectives for fiscal year 2012 were specified levels of revenues, non-GAAP operating income (OIBT) as a percentage of revenue and gross margin improvement. The Committee selected these performance objectives because they believe maximizing revenue, operating income and gross margin is critical to the Company’s success.

Annual Cash Incentive Plan Design

Of the total awards available to each executive under the annual cash incentive plan for fiscal year 2012, 33% of the award was based on the revenue objective, 33% was based on the OIBT objective, 29% was based on a shared executive objective of gross margin improvement and 5% was based on the executive’s individual objectives (MBOs).

The 29% portion of the plan based on the shared objective of gross margin improvement was designed to motivate executive teamwork and reward performance relative to one of the most critical Company-level objectives. The gross margin improvement objective was based on achieving specific gross margin levels and was reviewed and approved by the Committee at the beginning of fiscal year 2012. All executives including the CEO shared the common gross margin objective.

The remaining 5% portion related to MBOs was specific to each executive’s key business initiatives and categorized by customer targeting, innovation and operational efficiency, as appropriate for the executive’s position.

The Committee assigned each executive officer a percentage of base salary (the “targeted amount”) which was used to calculate benefits under the bonus plan. The targeted amount for the CEO was 110% of base salary and the targeted amount for the other named executive officers ranged from 60%-70% of base salary.

The Committee set a baseline plan, a minimum threshold amount and a maximum amount for revenue, operating income and gross margin objectives for payouts under the cash incentive plan. In fiscal year 2012, the revenue and operating income objectives were calculated and earned quarterly but paid out at the end of the year. The gross margin objective was estimated quarterly but measured and earned at the end of fiscal year 2012. The Committee believes this method was appropriate given the uncertain business environment and significant fluctuation in results within the fiscal year. Attainment of the minimum threshold under the plan for revenue or OIBT results in a performance payout beginning at 0% of the target payment associated with that component of the plan. For each quarter when the OIBT attainment exceeds the threshold for 100% of the quarterly target payment, that attainment percentage is used as a multiplier towards one quarter of the annual payout based on the non-gross margin related MBO attainment percentage. This multiplier is used to recognize and reward the difficult group and individual stretch goals contained in the MBO portion and to create an upside to the MBO measure when the Company has exceeded the OIBT target. The maximum award payable is 200% of the targeted amount.

For fiscal year 2012, the quarterly baseline revenue target was $82.5 million, with the minimum revenue threshold of $66.0 million per quarter. The quarterly baseline OIBT percentage was 18.3%, with the minimum threshold of 8.2%. The annual baseline gross margin target was 45.6% with the minimum threshold of 44.6%. The percentage of target for the individual MBOs is determined for each executive separately based upon his or her performance and a review of the objectives as of the end of the fiscal year.

The overall annualized revenue attainment for fiscal year 2012 was 40.80%. The overall annualized OIBT attainment for fiscal year 2012 was 40.56%. The overall annual gross margin attainment MBO for fiscal year 2012 was 0.00%. Executive MBOs were scored individually as a percentage of their 15 target points. Mr. Konidaris’ MBOs for fiscal year 2012 related to executive team development, engineering development process improvement and product definition improvement. Based on revenue, OIBT, gross margin and the above personal objectives, Mr. Konidaris was awarded 30.22% of his target which resulted in a cash incentive of $188,039 for fiscal year 2012.

Other named executive officers’ personal objectives for fiscal year 2012 related to growth, innovation, gross margin, market share improvement, globalization, and operational efficiency, as appropriate for the executive’s position. Named executive officers were awarded bonus payments ranging from 26.9% to 30.6% of target.

Long-Term Incentive Compensation

To align shareholder and executive interests and to create incentives for improving shareholder value, the long-term component of the Company’s fiscal year 2012 executive compensation program used a model of 50% stock appreciation rights and 50% time-based restricted stock unit awards. The program has two primary objectives: (1) to create incremental shareholder value, and (2) to reward and retain high-impact employees.

The award levels for long-term incentive equity awards are generally established at levels approximating the 50th percentile of similarly-situated executives in the peer group companies. The Committee believes this level of equity is appropriate for attracting and retaining talented executives. The Company determines grant sizes based on economic values on grant dates as compared to those of its peers.

Stock Appreciation Rights. Stock appreciation rights provide rewards to executives upon creation of incremental shareholder value and the attainment of long-term goals. Stock appreciation rights are awarded at the market closing price on the grant date and entitle the grantee to receive at exercise a number of shares of common stock equal to the number of rights being exercised multiplied by the increase in the stock price from the grant price as measured on the date of exercise, with the result divided by the market price on the date of exercise. The Committee believes stock appreciation rights have the same incentive effect as stock options, but with less dilution to shareholders. The Committee has not granted, nor does it intend to grant in the future, equity awards in anticipation of the release of material nonpublic information. Similarly, the Company has not timed, nor does it intend to time in the future, the release of material nonpublic information based upon equity award grant dates. The Committee’s schedule is generally determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental. The stock appreciation rights awarded during fiscal year 2012 vest in equal 25% installments commencing on the first anniversary of the grant date, have a “double trigger” in the event of a change in control and are not to be otherwise prorated in the event of termination prior to vesting (except for retirement in accordance with the Company’s retirement policy and the special provision in the event of Mr. Konidaris’ earlier retirement described below).

Time-based Restricted Stock Unit Awards. Time-based restricted stock unit awards are intended to serve as a retention incentive for all executives. The time-based restricted stock units awarded during fiscal year 2012 cliff vest on the third anniversary of the grant date, have a “double trigger” in the event of a change in control and are not to be otherwise prorated in the event of termination prior to vesting (except for the special provision in the event of Mr. Konidaris’ earlier retirement described below).

Dividend Equivalents on Restricted Stock Unit Awards. Pursuant to the terms of the Company’s restricted stock unit awards, upon the Company’s payment of a dividend on its common stock, the number of units with respect to each award is increased by a number equal to the value of dividends that would have been paid on the common stock deliverable pursuant to the award, divided by the closing stock price on the dividend payment date. This dividend adjustment is based upon the Company’s dividend rate, currently equal to a quarterly payment of $0.08 per share of common stock. The shares represented by the dividend are forfeitable if the associated awards do not vest.

In 2007, shareholders approved an amendment to the Company’s 2004 Stock Incentive Plan to address termination and recovery of awards under certain circumstances. Under this amendment, the Board of Directors is permitted to suspend the exercise or vesting of an award if the Board of Directors believes a participant, other than a non-employee director, has engaged in certain acts of misconduct harmful to the Company. If it is determined that one of these acts has been committed by the recipient, no options or stock appreciation rights can be exercised by the participant and the restricted stock or restricted stock unit agreements with the participant will be terminated. In addition, if the Board of Directors determines that an executive officer has engaged in an act of embezzlement, fraud, or breach of fiduciary duty that contributed to an obligation to restate the Company’s financial statements, the officer will be required to repay proceeds from the sale of equity awards within the 12-month period following the first public issuance or filing with the SEC of the financial statements required to be restated.

During fiscal year 2012, Mr. Konidaris was awarded 64,000 stock appreciation rights with four-year pro rata vesting, and 64,000 time-based restricted stock units. The 64,000 time-based restricted stock units cliff vest on the third anniversary of the date of grant; however, upon retirement, the stock appreciation rights and performance based restricted stock units will continue to vest for up to three years following his retirement and, with respect to his time-based restricted stock units, he will receive upon retirement a number of shares equal to the amount he would have received if he had three years’ post-retirement vesting.

Stock Ownership Guidelines

ESI’s stock ownership guidelines for its Directors are determined as a multiple of each Director’s annual retainer, which is then converted to a specific number of shares of ESI common stock. The guideline for Directors is 3x the annual retainer. The Committee intends to recalculate the guidelines if there is a substantial change in ESI’s stock price.

On May 14, 2008, the Committee approved a resolution to adopt a Stock Ownership Guideline Program for Executives. The program is intended to further motivate executives to focus on company performance, drive high performance among individuals within the organization overall, and support the Company’s compensation philosophy. The Stock Ownership Guideline levels are a specific number of shares determined as follows:

•	3x base salary for CEO

•	1x base salary for Vice Presidents

The guidelines will be revisited only upon a substantial change in stock price. Executives will have five years (or more, as may be necessary on a case by case basis) to achieve ownership levels. Shares owned outright, employee stock purchase plan shares, and unvested restricted stock units will be included. Vested or unvested stock options and stock appreciation rights are not included.

Change In Control and Severance Agreements

The Company entered into an employment agreement containing change in control and severance provisions with Nicholas Konidaris at the time of his employment as CEO of the Company. The Company also has change in control severance agreements in place for Robert DeBakker and Paul Oldham. The Committee believes that these agreements could be an important factor in maintaining stability of the management team at a time when there is uncertainty about their continued employment by the Company. The terms of the change in control severance agreements for these executives were established by the Committee to provide what it believes to be reasonable benefits in the event of termination following a change in control. These agreements include gross-up provisions in the event the change in control payment triggers excise tax. At the time these agreements were entered into, the Committee believed that the gross-up provision was fair to the executives and an incentive for executives to stay through any transaction. See “Potential Payments upon Termination or Change in Control” in this proxy statement for more information regarding these agreements.

Deferred Compensation Plan

Executives can generally elect to defer receipt of up to 50% of their salary and 100% of their cash incentive compensation. Cash amounts credited to the deferred compensation plan will earn a rate of return based on investment funds selected by the participants from a prescribed menu of investment options. Generally, deferred amounts will be paid in a lump sum upon the date six months after termination, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for 5 or 10 years, as elected by the executive. The Company sets aside deferred cash amounts in a grantor trust to cover the Company’s obligation to pay deferred compensation.

Officers and other eligible employees may defer payment of restricted stock units granted to them by the Company. Issuance of shares of common stock is under the same terms as cash amounts.

The deferred compensation plan is offered to executives in order to allow them to defer more compensation than they otherwise would be permitted to defer under a tax-qualified retirement plan, such as the Company’s 401(k) retirement plan. The Company offers the deferred compensation plan as a competitive practice to enable it to attract and retain top talent.

Other Benefits

The Company’s executives are eligible to participate in the 401(k) retirement plan, employee stock purchase plan and health and welfare plans on the same basis as other employees. The Company has a match to its 401(k) retirement plan, subject to Company profitability, on a quarterly basis. Because the Company was profitable in the first two quarters and not the second two quarters of fiscal year 2012, the Company match was provided to employees who made contributions in the first two quarters of fiscal year 2012.

Deductibility of Compensation

It is the Company’s policy to make reasonable efforts to cause executive compensation to be eligible for deductibility under Section 162(m) of the Internal Revenue Code. Under Section 162(m), the federal income tax deductibility of compensation paid to the Company’s chief executive officer and to each of its three other most highly compensated executive officers, other than its chief financial officer, may be limited to the extent that such compensation exceeds $1.0 million in any one year. Under Section 162(m), the Company may deduct compensation in excess of $1.0 million if it qualifies as “performance-based compensation,” as defined in Section 162(m).

In recent years, compensation paid to the Company’s chief executive officer and to each of its four other most highly-compensated executive officers has been deductible by the Company even though certain compensation may not have qualified as “performance-based compensation.” However, it is possible that non-qualifying compensation paid to the Company’s executives may exceed $1.0 million in a taxable year and therefore limit the deductibility by the Company of a portion of such compensation. For example, some of the Company’s executives have been granted time-based restricted stock units that will vest over the next several years; some of the Company’s executives have been awarded inducement option grants outside of shareholder approved plans in connection with their hire and Mr. Konidaris received a grant of restricted stock at the time he was hired in January 2004 that compensated him for stock options from his former employer that he forfeited by joining the Company. These awards will not qualify as “performance-based compensation.” The Company believes that all of the stock options and stock appreciation rights granted to its executives under its shareholder approved plans qualify under Section 162(m) as performance-based compensation.

Fiscal Year 2013 – The Year Ahead

The Company expects to continue to operate under difficult business conditions throughout fiscal year 2013. The Compensation Committee evaluated compensation for fiscal year 2013 with a strong focus on reward and recognition for good performance as well as retention of key executive officers. With this in mind, the Compensation Committee determined that the named executive officers other than Mr. Konidaris will receive base salary increases for fiscal year 2013. Based on a review of a revised peer group in May 2012, the Compensation Committee determined that Mr. Konidaris’ base salary will remain unchanged for fiscal year 2013.

For fiscal year 2013, the Committee conducted a comprehensive review of its peer group to ensure all companies fit within best practice guidelines on a revenue and market capitalization basis and included companies that represent the ESI’s future business direction outside the semiconductor equipment industry. Changes included removing ATMI, Brooks Automation, Entegris, FormFactor, GSI Group, KLA-Tencor, Kulicke & Soffa Industries, Lam Research, MKS Instruments, Teradyne, Varian Semiconductor and Zygo; and adding Affymetrix, II-VI, IPG Photonics, Nanometrics and Rofin Sinar Technologies.

Additional emphasis will be placed on compensation elements aimed at improving long-term Company financial performance through various equity vehicles. The Compensation Committee has evaluated the structure and use of performance-based awards for fiscal year 2013 and divided equity awards for fiscal year 2013 between performance-based and time-based restricted stock units with the performance-based restricted stock units focused on achievement of the strategic plan.

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation paid to the following officers for services provided to the Company, as well as the aggregate grant date fair value of all equity awards granted in fiscal years 2012, 2011 and 2010:

•	The Company’s chief executive officer;

•	The Company’s chief financial officer;

•	The three other individuals who were serving as executive officers of the Company at the end of fiscal year 2012.

The above individuals are referred to hereafter as the “named executive officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year (1)	Salary	Bonus	Stock Awards (2)		Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Nicholas Konidaris	2012	$565,667	—	$1,243,632	(6)(7)	$555,654	$188,039	$25,174	$2,578,166
President and Chief Executive Officer	2011	$540,833	—	$1,098,000	(8)	$446,414	$891,888	$1,838	$2,978,973
	2010	$475,781	—	$623,283	(9)(10)	$581,700	$257,303	$—	$1,938,067

Paul Oldham	2012	$323,333	—	$351,811	(6)(11)	$156,278	$67,742	$10,361	$909,525
Vice President Administration, Chief Financial Officer and Corporate Secretary	2011	$312,500	—	$395,280	(12)	$116,754	$357,547	$1,838	$1,183,919
	2010	$277,500	—	$206,500	(13)	$349,020	$105,050	$—	$938,070

Robert DeBakker	2012	$263,667	—	$159,696	(6)(14)	$69,457	$48,457	$8,443	$549,720
Vice President of Worldwide Operations	2011	$255,833	—	$263,520	(15)	$75,547	$253,567	$1,838	$850,305
	2010	$231,250	—	$159,202	(16)(17)	$193,900	$75,036	$—	$659,388

Kerry Mustoe	2012	$196,667	—	$157,085	(6)(18)	$69,457	$35,105	$7,273	$465,587
Vice President of Finance, Corporate Controller and Chief Accounting Officer	2011	$189,167	—	$248,880	(19)	$68,679	$186,333	$1,425	$694,484
	2010	$171,125	—	$115,345	(20)(21)	$135,730	$54,253	$—	$476,453

Bing-Fai Wong	2012	$232,500	—	$234,976	(6)(22)	$104,185	$37,456	$6,884	$616,001
Vice President of Customer Operations	2011	$217,500	—	$263,520	(23)	$75,547	$217,831	$1,650	$776,048
	2010	$192,188	—	$86,730	(24)	$155,120	$45,456	$—	$479,494

(1)	The Company’s fiscal year consists of the 52 or 53 weeks ending on the Saturday nearest March 31. Accordingly, references in this table to fiscal year 2012 are to the 52-week period ended March 31, 2012; references to fiscal year 2011 are to the 52-week period ended April 2, 2011; and references to fiscal year 2010 are to the 53-week period ended April 3, 2010.
(2)	Represents the aggregate grant date fair value of stock awards computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 “Compensation – Stock Compensation” (ASC Topic 718). Awards are valued at the closing market price of the Company’s common stock on the grant date.
(3)	Represents the aggregate grant date fair value of option and stock appreciation right awards computed in accordance with ASC Topic 718. The fair value of options and stock appreciation rights is estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair value of options and stock appreciation rights under ASC Topic 718 are disclosed in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012. In all fiscal years presented, stock appreciation rights were issued in lieu of options and are explained in the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis.
(4)	Represents payments under the Company’s annual cash incentive plan.

(5)	Except as otherwise indicated, represents the value of dividend equivalent units issued pursuant to the Company’s restricted stock unit awards and 401(k) retirement plan matching contributions made by the Company. The Company suspended the 401(k) retirement plan match effective March 1, 2009 and reinstated it effective January 1, 2011 on a quarterly basis, subject to Company profitability.
(6)	Represents the aggregate grant date fair value of time-based restricted stock unit awards only; no performance-based restricted stock awards were granted in fiscal year 2012.
(7)	Includes $39,152 in grant date fair value for the additional 15.8% beyond 100% attainment earned on the performance-based restricted stock units granted in fiscal year 2010 based on actual performance and which vested at the end of fiscal year 2012.
(8)	Includes $439,200 for the fiscal year 2011 performance-based restricted stock unit award calculated at 100% attainment. The maximum grant date fair value which may be attained for this award is $1,229,760.
(9)	Includes $247,800 for the fiscal year 2010 performance-based restricted stock unit award calculated at 100% attainment.
(10)	Includes $20,303 in grant date fair value for the additional 5.6% beyond 100% attainment earned on the performance-based restricted stock units granted in fiscal year 2008 based on actual performance and which vested at the end of fiscal year 2010.
(11)	Includes $13,051 in grant date fair value for the additional 15.8% beyond 100% attainment earned on the performance-based restricted stock units granted in fiscal year 2010 based on actual performance and which vested at the end of fiscal year 2012.
(12)	Includes $248,880 for the fiscal year 2011 performance-based restricted stock unit award calculated at 100% attainment. The maximum grant date fair value which may be attained for this award is $696,864.
(13)	Includes $82,600 for the fiscal year 2010 performance-based restricted stock unit award calculated at 100% attainment.
(14)	Includes $9,136 in grant date fair value for the additional 15.8% beyond 100% attainment earned on the performance-based restricted stock units granted in fiscal year 2010 based on actual performance and which vested at the end of fiscal year 2012.
(15)	Includes $161,040 for the fiscal year 2011 performance-based restricted stock unit award calculated at 100% attainment. The maximum grant date fair value which may be attained for this award is $450,912.
(16)	Includes $57,820 for the fiscal year 2010 performance-based restricted stock unit award calculated at 100% attainment.
(17)	Includes $6,392 in grant date fair value for the additional 5.6% beyond 100% attainment earned on the performance-based restricted stock units granted in fiscal year 2008 based on actual performance and which vested at the end of fiscal year 2010.
(18)	Includes $6,525 in grant date fair value for the additional 15.8% beyond 100% attainment earned on the performance-based restricted stock units granted in fiscal year 2010 based on actual performance and which vested at the end of fiscal year 2012.
(19)	Includes $146,400 for the fiscal year 2011 performance-based restricted stock unit award calculated at 100% attainment. The maximum grant date fair value which may be attained for this award is $409,920.
(20)	Includes $41,300 for the fiscal year 2010 performance-based restricted stock unit award calculated at 100% attainment.
(21)	Includes $3,835 in grant date fair value for the additional 5.6% beyond 100% attainment earned on the performance-based restricted stock units granted in fiscal year 2008 based on actual performance and which vested at the end of fiscal year 2010.
(22)	Includes $9,136 in grant date fair value for the additional 15.8% beyond 100% attainment earned on the performance-based restricted stock units granted in fiscal year 2010 based on actual performance and which vested at the end of fiscal year 2012.
(23)	Includes $161,040 for the fiscal year 2011 performance-based restricted stock unit award calculated at 100% attainment. The maximum grant date fair value which may be attained for this award is $450,912.
(24)	Includes $57,820 for the fiscal year 2010 performance-based restricted stock unit award calculated at 100% attainment.

FISCAL YEAR 2012 GRANTS OF PLAN-BASED AWARDS

The following table contains information concerning fiscal year 2012 incentive opportunities for the named executive officers and the restricted stock units and stock appreciation rights granted to the named executive officers in fiscal year 2012.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Nicholas Konidaris	—	$2,116	$622,234	$1,244,468	—	—	—	—		—	—	—
	5/12/11	—	—	—	—	—	—	64,000	(2)	—	—	$1,204,480
	5/12/11	—	—	—	—	—	—	64,000	(3)	—	—	$555,654

Paul Oldham	—	$770	$226,333	$452,666	—	—	—	—		—	—	—
	5/12/11	—	—	—	—	—	—	18,000	(2)	—	—	$338,760
	5/12/11	—	—	—	—	—	—	18,000	(3)	—	—	$156,278

Robert DeBakker	—	$538	$158,200	$316,400	—	—	—	—		—	—	—
	5/12/11	—	—	—	—	—	—	8,000	(2)	—	—	$150,560
	5/12/11	—	—	—	—	—	—	8,000	(3)	—	—	$69,457

Kerry Mustoe	—	$401	$118,000	$236,000	—	—	—	—		—	—	—
	5/12/11	—	—	—	—	—	—	8,000	(2)	—	—	$150,560
	5/12/11	—	—	—	—	—	—	8,000	(3)	—	—	$69,457

Bing-Fai Wong	—	$474	$139,500	$279,000	—	—	—	—		—	—	—
	5/12/11	—	—	—	—	—	—	12,000	(2)	—	—	$225,840
	5/12/11	—	—	—	—	—	—	12,000	(3)	—	—	$104,185

(1)	Represents the incentive for fiscal year 2012 under the Company’s annual executive team bonus plan and estimated payouts at threshold, target and maximum levels of performance. The actual amount earned by each named executive officer for fiscal year 2012 is set forth in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”
(2)	Represents restricted stock units granted on May 12, 2011 that vest 100% on May 12, 2014, subject to employment criteria.
(3)	Represents stock appreciation rights granted on May 12, 2011 that vest 25% per year on each of the first four anniversaries of the grant date.

OUTSTANDING EQUITY AWARDS AT END OF FISCAL YEAR 2012

The following table sets forth the information concerning outstanding options (which includes stock appreciation rights) and unvested restricted stock units held by the named executive officers at March 31, 2012.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Nicholas Konidaris	420,000	(2)	—		—	$25.71	1/7/2014	27,143	(11)	$407,416	30,159	(18)	$452,687
	40,000	(3)	—		—	$25.50	7/13/2014	25,132	(12)	$377,231	—		—
	100,000	(4)	—		—	$19.42	7/21/2015	18,095	(13)	$271,606	—		—
	70,000	(5)	—		—	$20.00	5/24/2016	25,132	(14)	$377,231	—		—
	40,000	(6)	—		—	$22.66	7/25/2017	15,079	(15)	$226,336	—		—
	30,000	(7)	10,000	(7)	—	$16.58	5/14/2018	30,159	(16)	$452,687	—		—
	75,000	(8)	75,000	(8)	—	$8.26	5/13/2019	64,340	(17)	$965,743	—		—
	16,250	(9)	48,750	(9)	—	$14.64	5/12/2020	—		$—	—		—
	—		64,000	(10)	—	$18.82	5/11/2021	—		$—	—		—

Paul Oldham	80,000	(19)	—		—	$18.91	1/6/2018	12,063	(20)	$181,066	17,090	(18)	$256,521
	11,250	(7)	3,750	(7)	—	$16.58	5/14/2018	5,026	(13)	$75,440	—		—
	45,000	(8)	45,000	(8)	—	$8.26	5/13/2019	10,053	(14)	$150,896	—		—
	4,250	(9)	12,750	(9)	—	$14.64	5/12/2020	5,026	(15)	$75,440	—		—
	—		18,000	(10)	—	$18.82	5/11/2021	5,026	(16)	$75,440	—		—
	—		—		—	—	—	18,095	(17)	$271,606	—		—

Robert DeBakker	50,000	(21)	—		—	$17.32	9/26/2014	6,031	(24)	$90,525	11,058	(18)	$165,981
	38,000	(22)	—		—	$19.84	7/20/2015	8,042	(20)	$120,710	—		—
	35,000	(5)	—		—	$20.00	5/24/2016	3,518	(13)	$52,805	—		—
	14,000	(23)	—		—	$22.83	7/24/2017	8,042	(14)	$120,710	—		—
	9,000	(7)	3,000	(7)	—	$16.58	5/14/2018	2,010	(15)	$30,170	—		—
	25,000	(8)	25,000	(8)	—	$8.26	5/13/2019	5,026	(16)	$75,440	—		—
	2,750	(9)	8,250	(9)	—	$14.64	5/12/2020	8,042	(17)	$120,710	—		—
	—		8,000	(10)	—	$18.82	5/11/2021	—		—	—		—

Kerry Mustoe	7,500	(25)	—		—	$20.16	9/1/2013	5,026	(24)	$75,440	10,053	(18)	$150,896
	8,000	(26)	—		—	$25.00	11/12/2013	4,021	(20)	$60,355	—		—
	9,000	(27)	—		—	$16.92	4/19/2015	6,031	(20)	$90,525	—		—
	15,000	(22)	—		—	$19.84	7/20/2015	2,513	(13)	$37,720	—		—
	20,000	(5)	—		—	$20.00	5/24/2016	6,031	(14)	$90,525	—		—
	10,000	(23)	—		—	$22.83	7/24/2017	2,010	(15)	$30,170	—		—
	6,000	(7)	2,000	(7)	—	$16.58	5/14/2018	5,026	(16)	$75,440	—		—
	17,500	(8)	17,500	(8)	—	$8.26	5/13/2019	8,042	(17)	$120,710	—		—
	2,500	(9)	7,500	(9)	—	$14.64	5/12/2020	—		—	—		—
	—		8,000	(10)	—	$18.82	5/11/2021	—		—	—		—

Bing-Fai Wong	9,170	(28)	—		—	$34.57	4/15/2012	603	(29)	$9,051	11,058	(18)	$165,981
	10,000	(26)	—		—	$25.00	11/12/2013	3,518	(13)	$52,805	—		—
	26,000	(22)	—		—	$19.84	7/20/2015	2,010	(15)	$30,170	—		—
	8,667	(5)	—		—	$20.00	5/24/2016	5,026	(16)	$75,440	—		—
	—		3,250	(7)	—	$16.58	5/14/2018	12,063	(17)	$181,066	—		—
	20,000	(8)	20,000	(8)	—	$8.26	5/13/2019	—		—	—		—
	2,750	(9)	8,250	(9)	—	$14.64	5/12//2020	—		—	—		—
	—		12,000	(10)	—	$18.82	5/11/2021	—		—	—		—

(1)	Based on closing stock price on March 31, 2012, of $15.01.
(2)	Option granted on January 7, 2004 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date. Effective August 26, 2005, the vesting of the option was accelerated to be 100% vested on August 26, 2005; however, sale was restricted to the original vesting schedule.
(3)	Option granted on July 13, 2004 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date. Effective January 25, 2005, the vesting of the option was accelerated to be 100% vested on January 25, 2005; however, sale was restricted to the original vesting schedule.
(4)	Option granted on July 21, 2005 and became 100% vested on May 26, 2006. The shares underlying the option were restricted from being sold for a period of three years from the grant date.
(5)	Option granted on May 24, 2006 and became 100% vested on May 26, 2006. The shares underlying the option were subject to sale restrictions that lapsed as to one-third of the shares on each of the first three anniversaries of the grant date.
(6)	Option granted on July 26, 2007 and becomes exercisable for 25% of the shares on each of the first four anniversaries of the grant date.
(7)	Option granted on May 15, 2008 and becomes exercisable for 25% of the shares on each of the first four anniversaries of the grant date, subject to employment criteria.
(8)	Stock-settled stock appreciation right granted on May 14, 2009 and becomes exercisable for 25% of the shares on each of the first four anniversaries of the grant date, subject to employment criteria.
(9)	Stock-settled stock appreciation right granted on May 13, 2010 and becomes exercisable for 25% of the shares on each of the first four anniversaries of the grant date, subject to employment criteria.
(10)	Stock-settled stock appreciation right granted on May 12, 2011 and becomes exercisable for 25% of the shares on each of the first four anniversaries of the grant date, subject to employment criteria.
(11)	Restricted stock units granted on July 26, 2007 and vest 100% on July 26, 2012, subject to employment criteria. The number of unvested shares includes dividend equivalent restricted stock units issued on the Company’s February 17, 2012 dividend payment date pursuant to the terms of the Company’s restricted stock unit awards.
(12)	Restricted stock units granted on May 15, 2008 and vest 100% on July 24, 2012, subject to employment criteria. The number of unvested shares includes dividend equivalent restricted stock units issued on the Company’s February 17, 2012 dividend payment date pursuant to the terms of the Company’s restricted stock unit awards.
(13)	Restricted stock units granted on May 14, 2009 and vest 100% on May 14, 2012, subject to employment criteria. The number of unvested shares includes dividend equivalent restricted stock units issued on the Company’s February 17, 2012 dividend payment date pursuant to the terms of the Company’s restricted stock unit awards.
(14)	Restricted stock units granted on May 14, 2009 and vest 100% on May 14, 2014, subject to employment criteria. The number of unvested shares includes dividend equivalent restricted stock units issued on the Company’s February 17, 2012 dividend payment date pursuant to the terms of the Company’s restricted stock unit awards.
(15)	Restricted stock units granted on May 13, 2010 and vest 100% on May 13, 2013, subject to employment criteria. The number of unvested shares includes dividend equivalent restricted stock units issued on the Company’s February 17, 2012 dividend payment date pursuant to the terms of the Company’s restricted stock unit awards.
(16)	Restricted stock units granted on May 13, 2010 and vest 100% on May 13, 2015, subject to employment criteria. The number of unvested shares includes dividend equivalent restricted stock units issued on the Company’s February 17, 2012 dividend payment date pursuant to the terms of the Company’s restricted stock unit awards.
(17)	Restricted stock units granted on May 12, 2011 and vest 100% on May 12, 2014, subject to employment criteria. The number of unvested shares includes dividend equivalent restricted stock units issued on the Company’s February 17, 2012 dividend payment date pursuant to the terms of the Company’s restricted stock unit awards.
(18)	Performance-based restricted stock units granted on May 13, 2010 and cliff vest at the end of fiscal year 2013 subject to employment criteria and based on levels of performance achieved as compared to the peer group companies (as described in “Compensation Discussion and Analysis” above). The performance measurement for the vesting of these shares will be determined upon completion of the Company’s fiscal year 2013 audit and will be confirmed by the Company’s Compensation Committee in May 2013. The number of unvested shares includes dividend equivalent restricted stock units issued on the Company’s February 17, 2012 dividend payment date pursuant to the terms of the Company’s restricted stock unit awards.
(19)	Option granted on January 7, 2008 and becomes exercisable for 25% of the shares on each of the first four anniversaries of the grant date.
(20)	Restricted stock units granted on May 15, 2008 and vest 100% on May 15, 2013, subject to employment criteria. The number of unvested shares includes dividend equivalent restricted stock units issued on the Company’s February 17, 2012 dividend payment date pursuant to the terms of the Company’s restricted stock unit awards.
(21)	Option granted on September 27, 2004 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date.
(22)	Option granted on July 20, 2005 and became 100% vested on May 26, 2006. The shares underlying the option were restricted from being sold for a period of three years from the grant date.
(23)	Option granted on July 25, 2007 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date.
(24)	Restricted stock units granted on July 25, 2007 and vest 100% on July 25, 2012, subject to employment criteria. The number of unvested shares includes dividend equivalent restricted stock units issued pursuant on the Company’s February 17, 2012 dividend payment date to the terms of the Company’s restricted stock unit awards.
(25)	Option granted on September 2, 2003 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date.
(26)	Option granted on November 13, 2003 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date. Effective June 28, 2004, the vesting of the option was accelerated to be 100%.
(27)	Option granted on April 20, 2005 and became 100% vested on April 20, 2006. The shares underlying the option were restricted from being sold for a period of three years from the grant date.
(28)	Option granted on April 17, 2002 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date. Effective June 28, 2004, the vesting of the option was accelerated to be 100%.
(29)	Restricted stock units granted on July 26, 2007 and vest 20% on each anniversary of the July 26, 2007 grant date, subject to employment criteria. The number of unvested shares includes dividend equivalent restricted stock units issued on the Company’s February 17, 2012 dividend payment date pursuant to the terms of the Company’s restricted stock unit awards.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2012

The following table sets forth information with respect to options that were exercised and stock awards that vested with respect to the named executive officers in fiscal year 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized ($)
Nicholas Konidaris	—	—	57,374	(1)	$811,050
Paul Oldham	—	—	15,641	(2)	$209,000
Robert DeBakker	—	—	14,149	(3)	$209,783
Kerry Mustoe	—	—	9,820	(4)	$143,514
Bing-Fai Wong	21,750	$55,080	11,748	(5)	$161,524

(1)	Includes 34,740 performance-based restricted stock units and 184 dividend equivalents which cliff vested at the end of fiscal year 2012 based on levels of performance achieved by the Company as compared to the peer group companies (as described in “Compensation Discussion and Analysis” above). The performance measurement for the vesting of these shares was determined and confirmed by the Company’s Compensation Committee on May 29, 2012, at which point shares were issued.
(2)	Includes 11,580 performance-based restricted stock units and 61 dividend equivalents which cliff vested at the end of fiscal year 2012 based on levels of performance achieved by the Company as compared to the peer group companies (as described in “Compensation Discussion and Analysis” above). The performance measurement for the vesting of these shares was determined and confirmed by the Company’s Compensation Committee on May 29, 2012, at which point shares were issued.
(3)	Includes 8,106 performance-based restricted stock units and 43 dividend equivalents which cliff vested at the end of fiscal year 2012 based on levels of performance achieved by the Company as compared to the peer group companies (as described in “Compensation Discussion and Analysis” above). The performance measurement for the vesting of these shares was determined and confirmed by the Company’s Compensation Committee on May 29, 2012, at which point shares were issued.
(4)	Includes 5,790 performance-based restricted stock units and 30 dividend equivalents which cliff vested at the end of fiscal year 2012 based on levels of performance achieved by the Company as compared to the peer group companies (as described in “Compensation Discussion and Analysis” above). The performance measurement for the vesting of these shares was determined and confirmed by the Company’s Compensation Committee on May 29, 2012, at which point shares were issued.
(5)	Includes 8,106 performance-based restricted stock units and 43 dividend equivalents which cliff vested at the end of fiscal year 2012 based on levels of performance achieved by the Company as compared to the peer group companies (as described in “Compensation Discussion and Analysis” above). The performance measurement for the vesting of these shares was determined and confirmed by the Company’s Compensation Committee on May 29, 2012, at which point shares were issued. In addition, ten percent of the 3,000 restricted stock units that cliff vested in May 2011, or 300 shares, and ten percent of the 8,149 performance-based restricted stock units, or 815 shares, were deferred under the Company’s deferred compensation plan.

FISCAL YEAR 2012 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Fiscal Year 2012		Registrant Contributions in Fiscal Year 2012	Aggregate Earnings (loss) in Fiscal Year 2012		Aggregate Withdrawals/ Distributions	Aggregate Balance at 3/31/12
	($)		($)	($)		($)	($)
Nicholas Konidaris	$445,944	(1)	—	$13,110	(3)	—	$1,125,377	(4)
Paul Oldham	—		—	—		—	—
Robert DeBakker	—		—	—		—	—
Kerry Mustoe	$150,891	(5)	—	$3,027	(3)	—	$157,893	(4)
Bing-Fai Wong	$80,331	(2)	—	$8,503	(3)	—	$175,238	(4)

(1)	$445,944 included as part of reported non-equity incentive plan compensation in the Summary Compensation Table for fiscal year 2011.
(2)	$43,566 included as part of reported non-equity incentive plan compensation in the Summary Compensation Table for fiscal year 2011, $13,515 included as part of stock awards compensation in the Summary Compensation Table for fiscal year 2012 and the remainder is included as part of reported salary in the Summary Compensation Table for fiscal year 2012.
(3)	These amounts are not included in the Summary Compensation Table for fiscal year 2012 because plan earnings were not preferential or above market.
(4)	Aggregate balance includes amounts reported as part of non-equity incentive plan compensation in the Summary Compensation Table for previous fiscal years.
(5)	$130,433 included as part of reported non-equity incentive plan compensation in the Summary Compensation Table for fiscal year 2011.

Under the Company’s nonqualified deferred compensation plan, executives can generally elect to defer receipt of up to 50% of their salary and 100% of their bonuses. Cash amounts credited to the deferred compensation plan will earn a rate of return based on investment funds selected by the participants from a prescribed menu of investment options. Generally, deferred amounts will be paid in a lump sum upon termination, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for up to ten years, as elected by the executive. Officers and other eligible employees may also defer payment of restricted stock units granted to them by the Company. Payment will be in shares of Company common stock under the same terms as cash amounts. The Company has set aside amounts in a grantor trust to cover the Company’s obligation to pay deferred compensation.

EQUITY COMPENSATION PLAN INFORMATION

Set forth in the table below is certain information regarding the number of shares of common stock that was subject to outstanding stock options (which includes stock appreciation rights) or other compensation plan grants and awards at March 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	3,742,038	(1)(2)	$17.15	4,258,144	(3)
Equity compensation plans not approved by security holders	601,150	(4)	$26.72	—

Total	4,343,188		$18.47	4,258,144

(1)	Consists of restricted stock unit grants, options and stock appreciation rights outstanding under the 2004 Stock Incentive Plan and the following plans which in October 2004 were replaced by the 2004 Stock Incentive Plan with respect to shares of stock remaining available for issuance under the plans or that become available for issuance under the plans: (i) the 1989 Stock Option Plan, (ii) the 2000 Stock Option Incentive Plan and (iii) the 1996 Stock Incentive Plan.
(2)	Includes 1,082,090 restricted stock units and 5,718 dividend equivalents which will vest only if specific performance or service measures are met. Also includes 69,056 performance-based restricted stock units and 363 dividend equivalents with a performance measurement date of March 31, 2012 which were pending final issuance until the final performance measurement had been approved in the first quarter of fiscal year 2013. The final performance measurement was determined by the Compensation Committee on May 29, 2012, and as a result, an additional 10,911 performance-based restricted stock units and an additional 58 dividend equivalents with a performance measurement date of March 31, 2012 were vested and released.
(3)	Includes 807,656 shares available for issuance under the 1990 Employee Stock Purchase Plan.
(4)	Consists of inducement grants and options outstanding under the 2000 Stock Option Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance and Change in Control Compensation

The Company has entered into agreements and maintains plans that will require the Company to provide compensation to certain named executive officers of the Company in the event of a termination of employment under various circumstances.

The Company entered into an employment agreement containing change in control and severance provisions with Nicholas Konidaris at the time of his employment as Chief Executive Officer of the Company. Under the terms of that agreement, Mr. Konidaris is entitled to certain benefits if he is terminated by the Company without cause or if he terminates employment for good reason (a “qualifying termination”). “Cause” generally includes willful and continued failure to perform duties, willful engagement in illegal conduct that is materially injurious to the Company and willful failure to follow material written policies of the Company. “Good reason” generally includes a diminution of position or responsibilities, failure to nominate Mr. Konidaris to the Board of Directors, a reduction in base salary, other than as part of any general salary reduction implemented for all of the Company’s management, failure to provide a benefit required by his employment agreement or a requirement to relocate outside of Portland, Oregon.

Under this agreement, a “change in control” includes the following:

•

Any merger or other reorganization of the Company unless (1) as a result of the transaction, at least 50% of the outstanding securities voting generally in the election of directors are owned by the Company’s shareholders in substantially the same proportions as they were owned immediately prior to the transaction; (2) no person owns more than 50% of the outstanding shares of the surviving entity in the merger; and (3) more than 50% of the members of the Board of the surviving entity in the merger were members of the Board at the time the merger was approved;

•	The sale of substantially all of the assets or the liquidation or dissolution of the Company;

•

The nomination and election in a two-year period of a majority of directors by persons other than the incumbent directors, unless each new director elected during the two-year period was nominated or elected by two-thirds of the incumbent directors then in office and voting; and

•	The acquisition by any person of 50% or more of the Company’s outstanding voting securities.

In connection with his employment agreement, Mr. Konidaris entered into an employee confidentiality, non-competition and assignment agreement with the Company under which he agreed not to compete with the Company (other than in the high-volume, semiconductor automated test equipment business) for two years following the termination of his employment unless his employment is terminated by the Company with cause or by him without good reason, in which case the non-competition period will be one year.

In addition, the Company has entered into change in control severance agreements with Robert DeBakker and Paul Oldham. Under the terms of these agreements, the officer is entitled to change in control benefits if he is terminated by the Company other than for cause, disability or retirement or if he terminates employment for good reason. “Cause” generally includes willful and continued failure to perform duties, the conviction of guilty or entering of a no contest plea to a felony that is materially injurious to the Company and the commission of an act that constitutes gross negligence or gross misconduct. “Good reason” generally includes a diminution of position or responsibilities, a reduction in base salary, bonus or incentive opportunity and a requirement to be based more than 50 miles from the principal office at which the executive was based immediately prior to the change in control.

Under these agreements, a “change in control” includes the following:

•

Any merger or other reorganization of the Company where the holders of the outstanding voting securities immediately prior to the merger or reorganization do not continue to hold at least 50% of voting securities after the merger or reorganization;

•	The sale of substantially all of the assets or the liquidation or dissolution of the Company;

•

The nomination and election in a two-year period of a majority of directors by persons other than the incumbent directors, unless each new director elected during the two-year period was nominated or elected by two-thirds of the incumbent directors then in office and voting; and

•	The acquisition by any person of 50% or more of the Company’s outstanding voting securities.

The table below sets forth the estimated benefits payable to each named executive officer under the following scenarios: (i) change in control of the Company on March 31, 2012, with (a) no termination of employment and (b) original awards or replacement awards continuing to vest per the original terms; (ii) change in control of the Company on March 31, 2012, with (a) no termination of employment and (b) the voting securities of the surviving company not listed on a national securities exchange or no replacement awards issued; (iii) change in control of the Company on March 31, 2012, and the named executive officer’s employment is involuntarily terminated by the Company without cause or terminated by the named executive officer for good reason on March 31, 2012; and (iv) no change in control of the Company, and the named executive officer’s employment is involuntarily terminated by the Company without cause or terminated by the named executive officer for good reason on March 31, 2012.

In May 2011, the Company modified the terms under which new grants of stock options, stock appreciation rights and restricted stock unit awards are made. Under the terms governing awards made prior to this time, the unvested portion of any such award immediately vests upon a change of control with no termination of the holder’s employment if the Company’s common stock ceases to be exchange listed or if no replacement award is issued. Under the same circumstances, the terms of the more recent awards provide that the Company’s board of directors may elect to convert the awards into replacement awards of the surviving or acquiring corporation, convert the awards into a cash payment obligation of the surviving or acquiring corporation, or cause all unvested awards to immediately vest.

Accordingly, under the second scenario below (change in control of the Company on March 31, 2012, with (a) no termination of employment and (b) the voting securities of the surviving company not listed on a national securities exchange or no replacement awards issued), the pre-May 2011 awards will immediately vest. Under the same scenario, the later awards will vest only if the Company’s board of directors so elects. For purposes of the second scenario below, the figures are calculated under the assumption that such an election is made, which leads to a higher overall estimated benefit payable for each executive officer than if the Company’s board of directors were to elect to convert such awards into replacement awards or into a cash payment obligation.

	Compensation				Benefits and Perquisites	280G Gross-up Payment	Total
Name	Base Salary	Cash Bonus Plan	Stock Options Unvested/ Accelerated (1)	Restricted Stock Units Unvested/ Accelerated	Post-termination Health Benefits
Change in control – no employment termination and replacement award issued or original award continues vesting
Nicholas Konidaris (2)	—	—	—	—	—	—	—
Paul Oldham (3)	—	$227,500	—	—	—	—	$227,500
Robert DeBakker (3)	—	$159,000	—	—	—	—	$159,000
Kerry Mustoe (4)	—	—	—	—	—	—	—
Bing-Fai Wong (4)	—	—	—	—	—	—	—

Change in control – no employment termination and common stock ceases to be exchange listed or no replacement award issued
Nicholas Konidaris (2)	—	—	$524,288	$3,531,010	—	—	$4,055,298
Paul Oldham (3)	—	$227,500	$308,468	$1,086,465	—	—	$1,622,433
Robert DeBakker (3)	—	$159,000	$171,803	$777,124	—	—	$1,107,927
Kerry Mustoe (4)	—	—	$120,900	$731,855	—	—	$852,755
Bing-Fai Wong (4)	—	—	$138,053	$514,562	—	—	$652,615

Change in control – involuntary termination without cause or termination with good reason
Nicholas Konidaris (2)	$1,140,000	$1,254,000	$524,288	$3,531,010	—	—	$6,449,298
Paul Oldham (3)	$325,000	$227,500	$308,468	$1,086,465	$15,761	—	$1,963,194
Robert DeBakker (3)	$265,000	$159,000	$171,803	$777,124	$15,761	—	$1,388,688
Kerry Mustoe (4)	—	—	$120,900	$731,855	—	—	$852,755
Bing-Fai Wong (4)	—	—	$138,053	$514,562	—	—	$652,615

No change in control – involuntary termination without cause or termination with good reason
Nicholas Konidaris (2)	$570,000	$188,039	—	$2,906,461	—	—	$3,664,500
Paul Oldham (3)	—	—	—	$540,382	—	—	$540,382
Robert DeBakker (3)	—	—	—	$452,107	—	—	$452,107
Kerry Mustoe (4)	—	—	—	$419,748	—	—	$419,748
Bing-Fai Wong (4)	—	—	—	$206,646	—	—	$206,646

(1)	This column records the value of accelerated stock options, which includes stock appreciation rights.
(2)	Nicholas Konidaris

a.	Base Salary: Upon termination by executive without good reason or by the Company for cause regardless of whether a change in control has occurred, only the base salary earned, and payable through the effective date of termination is payable. Upon involuntary termination without cause or termination for good reason by the executive within 24 months following a change in control, lump sum payment of two times the annual salary then in effect is due. This payment is subject to certain limitations on amounts payable within the first six months after termination. Upon termination by the Company without cause or by executive for good reason, if no change in control has occurred, one times the annual base salary in effect immediately prior to the time of termination is payable in equal installments coinciding with the Company’s normal pay practices over 12 months, subject to certain limitations on amounts payable within the first six months after termination. Any such payments shall be repaid to the Company by Mr. Konidaris if he materially violates his employee confidentiality, non-competition and assignment agreement.

b.	Cash Bonus: Upon termination by executive without good reason or by the Company for cause, only the annual bonus earned and payable up to the effective date of termination is payable. Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control, lump sum payment of two times the annual target cash bonus is due. This payment is subject to certain limitations on amounts payable within the first six months after termination. Upon termination by the Company without cause or by executive for good reason, if no change in control has occurred, the pro rata portion of the bonus that would have been earned by Executive for the year in which the termination occurs is payable.
c.	Equity-based Awards: Amounts in the table are based on the closing stock price on March 31, 2012 of $15.01 and the number of stock options or restricted stock units for which vesting is accelerated.

i.	Stock Options (includes stock appreciation rights)

1.	Upon a change in control with no termination, all options will continue to vest per the original terms if the stock continues to be listed for trading. If the stock ceases to be listed for trading and replacement awards are issued, they will have the same terms as the original options.
2.	Upon a change in control with no termination, all options will immediately vest if the stock ceases to be listed for trading or no replacement awards are issued.
3.	Upon involuntary termination without cause or termination by the executive for good reason within 24 months following a change in control, all options will immediately vest and will continue to be exercisable for three years following termination, provided that none shall be exercisable after their expiration date under the original terms of the grant.
4.	Upon involuntary termination without cause or termination by the executive for good reason, if no change in control has occurred, pursuant to Mr. Konidaris’ employment contract and subject to the original expiration date of the award, options will continue to vest for two years following the date of termination and will continue to be exercisable for three years following the date of termination.

ii.	Restricted Stock Unit Awards

1.	Upon a change in control with no termination, all awards will continue to vest per the original terms if the stock continues to be listed for trading. If the stock ceases to be listed for trading and replacement awards are issued, they will have the same terms as the original awards.
2.	Upon a change in control with no termination, all awards will immediately vest if the stock ceases to be listed for trading or no replacement awards are issued. Performance-based restricted stock units will be immediately adjusted based upon deemed attainment of target performance or actual performance, if greater, and will immediately vest. In the case of the performance-based restricted stock units awarded in May 2010, if the change in control takes the form of a sale of the company, the units will vest based on the greater of target or actual performance, regardless of whether the acquirer’s stock is listed for trading. Deemed attainment of 100% was used for calculations in this table.
3.	Upon involuntary termination without cause or termination by the executive for good reason within 24 months following a change in control, all awards will immediately vest. Performance-based restricted stock units will be immediately adjusted based upon deemed attainment of target performance or actual performance, if greater, and will immediately vest. Deemed attainment of 100% was used for calculations in this table.
4.	Upon involuntary termination without cause or termination by the executive for good reason, if no change in control has occurred, pursuant to Mr. Konidaris’ employment contract:

(a) with respect to time-based restricted stock unit awards, on the date of termination, a number of restricted stock units vest equal to (i) the total number of shares of Common Stock issuable under the award agreement if the date for delivery of the entire award is two years or less following the date of termination or (ii) a portion of the total number of shares of Common Stock issuable under the award agreement if the date for delivery of the entire award is more than two years following the date of termination, determined by multiplying the total number of shares issuable under the award by a fraction, the numerator of which is the number of whole months elapsed from the grant date to the second anniversary of the date of termination of employment and the denominator of which is the number of whole months from the grant date to the date payment is required under the original award, less any shares previously delivered under the award; and

(b) with respect to (i) performance-based restricted stock unit awards with a performance period that extends beyond the second anniversary of the date of termination, vesting shall occur at the end of the performance period and the number of shares of Common Stock deliverable under the award will be determined by multiplying the total number of shares Mr. Konidaris would have been entitled to receive had he remained employed for the entire performance period multiplied by a fraction, the numerator of which is the number of whole months elapsed from the grant date to the second anniversary of the date of termination of employment and the denominator of which is the number of whole months in the performance period under the award, and (ii) all other performance-based restricted stock unit awards, vesting shall occur at the end of the performance period and the number of shares of Common Stock deliverable under the award is equal to the total number of shares Mr. Konidaris would have been entitled to receive had he remained employed for the entire performance period.

d.	Tax Gross-Up: If payments made to executive in connection with a change of control as defined under Section 280G of the Internal Revenue Code, including vesting of equity-based awards, would subject executive to excise tax under Section 4999 of the Internal Revenue Code, then executive will receive an additional amount so that, after payment of all taxes, executive will receive the same amount he would have received had the underlying payments not been subject to excise tax.

(3)	Other Named Executive Officers with Change in Control Agreements

a.	Base Salary: Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control, payment of one times the annual base salary at the rate in effect immediately prior to the termination, with one-half payable in six monthly installments and the balance paid in a lump sum six months after the date of termination.
b.	Cash Bonus: Upon a change in control while executive is employed, lump sum payment of one times the greater of the target bonus or the performance against bonus criteria is due within 30 days of a change in control. Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control, payment of one times the annual target cash bonus is due 6 months after termination. Amounts in the table are based on target amounts.
c.	Equity-based Awards: Amounts in the table are based on the closing stock price on March 31, 2012 of $15.01 and the number of stock options or restricted stock units for which vesting is accelerated.

i.	Stock Options (includes stock appreciation rights)

1.	Upon a change in control with no termination, all options will continue to vest per the original terms if the stock continues to be listed for trading. If the stock ceases to be listed for trading and replacement awards are issued, they will have the same terms as the original options.
2.	Upon a change in control with no termination, all options will immediately vest if the stock ceases to be listed for trading or no replacement awards are issued.
3.	Upon involuntary termination without cause or termination by the executive for good reason within 24 months following a change in control, all options will immediately vest.
4.	Upon involuntary termination without cause or termination by the executive for good reason, if no change in control has occurred, the option may be exercised only to the extent that it is vested at termination.

ii.	Restricted Stock Unit Awards

1.	Upon a change in control with no termination, all awards will continue to vest per the original terms if the stock continues to be listed for trading. If the stock ceases to be listed for trading and replacement awards are issued, they will have the same terms as the original awards.
2.	Upon a change in control with no termination, all awards will immediately vest if the stock ceases to be listed for trading or no replacement awards are issued. Performance-based restricted stock units will be immediately adjusted based upon deemed attainment of target performance or actual performance, if greater, and will immediately vest. In the case of the performance-based restricted stock units awarded in May 2010, if the change in control takes the form of a sale of the company, the units will vest based on the greater of target or actual performance, regardless of whether the acquirer’s stock is listed for trading. Deemed attainment of 100% was used for calculations in this table.
3.	Upon involuntary termination without cause or termination by the executive for good reason within 24 months following a change in control, all awards will immediately vest. Performance-based restricted stock units will be immediately adjusted based upon deemed attainment of target performance or actual performance, if greater, and will immediately vest. Deemed attainment of 100% was used for calculations in this table.
4.	Upon involuntary termination without cause or termination by the executive for good reason, if no change in control has occurred, (i) all pre-May 2011 awards will immediately vest by a pro rata percentage and (ii) awards granted beginning in May 2011 will be cancelled to the extent they are unvested at termination. Upon retirement in accordance with the Company’s retirement policy and if no change of control has occurred, all awards will immediately vest by a pro rata percentage.

d.	Other Benefits: Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control, 12 months of health and dental insurance will be provided to the executive and his covered dependents.
e.	Tax Gross-Up: If payments made to executive in connection with a change of control as defined under Section 280G of the Internal Revenue Code, including vesting of equity-based awards, would subject executive to excise tax under Section 4999 of the Internal Revenue Code, then executive will receive an additional amount so that, after payment of all taxes, executive will receive the same amount he would have received had the underlying payments not been subject to excise tax.

(4)	Other Named Executive Officers without a Change in Control Agreement

i.	Equity-based awards: Amounts in the table are based on the closing stock price on March 31, 2012 of $15.01 and the number of stock options or restricted stock units for which vesting is accelerated.
ii.	Stock option (includes stock appreciation rights) agreements contain the same provisions as described in Footnote 3.c.i above.
iii.	Restricted stock unit agreements contain the same provisions as described in Footnote 3.c.ii above.

Other Benefits Triggered upon Termination due to Death, Disability or Retirement

At fiscal year-end 2012, the named executive officers held outstanding options (including stock appreciation rights) and unvested restricted stock units as set forth in the Outstanding Equity Awards table above. The stock option and stock appreciation rights agreements governing all options and stock appreciation rights provide that if an optionee’s employment terminates because of death or total disability, the option may be exercised at any time before the expiration date of the award or the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. Restricted stock unit agreements provide for prorated acceleration of the award if the executive ceases to be an employee by reason of death, total disability or normal retirement.

The following table shows the values of the restricted stock units, stock options and stock appreciation rights that would have accelerated vesting if the named executive officer’s employment had terminated as of March 31, 2012 due to death, disability or retirement.

Named executive officer	Death or Disability (1)	Retirement (1)
Nicholas Konidaris	$2,071,995	$3,038,261	(2)
Paul Oldham	$615,831	—
Robert DeBakker	$485,640	—
Kerry Mustoe	$453,280	—
Bing-Fai Wong	$256,946	—

(1)	Amounts in this column represent the number of restricted stock unit shares with accelerated vesting, multiplied by the closing market price of the Company’s common stock on March 31, 2012 ($15.01).
(2)	Includes $210,938 of accelerated vesting of options and stock appreciation rights due to retirement provisions in Mr. Konidaris’ equity and employment agreements. Because Mr. Konidaris is the only named executive officer eligible for normal retirement, the value of the accelerated vesting triggered by normal retirement as to all other named executive officers is equal to zero.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal period ended March 31, 2012 and the Company’s proxy statement for the 2012 annual meeting.

By the Compensation Committee:

Barry L. Harmon, Chairman

Edward C. Grady

Jon D. Tompkins

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consisted of directors Barry L. Harmon (Chairman), Edward C. Grady and Jon D. Tompkins during the last completed fiscal year. No Compensation Committee member is or has been an employee of the Company or has any other material relationship with the Company except for Barry L. Harmon, who served as President and Chief Executive Officer of the Company from April 2003 until January 2004 and as Senior Vice President and Chief Financial Officer from 1992 to 1999.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. A current copy of the Audit Committee Charter is available on the Company’s website at www.esi.com.

The Audit Committee oversees the Company’s accounting and financial reporting processes on behalf of the Board of Directors and oversees the audits of the Company’s financial statements. Management has the primary responsibility for the financial statements and the reporting processes including the systems of internal controls.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal and disclosure controls and the overall quality of the Company’s financial reporting.

In connection with the Company’s audited financial statements for the fiscal year ended March 31, 2012, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61; and (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and discussed with the independent auditors the independent auditors’ independence.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012 for filing with the Securities and Exchange Commission.

By the Audit Committee:

Robert R. Walker, Chairman

Frederick A. Ball

Richard J. Faubert

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table shows the fees billed or accrued to the Company for the audit and other services provided in fiscal year 2012 and fiscal year 2011 by KPMG LLP, the Company’s principal accounting firm.

	2012	2011
Audit Fees (1)	$602,400	$593,500
Tax Fees (2)	$21,000	$64,601

Totals	$623,400	$658,101

(1)	Audit Fees represent fees for professional services performed in connection with the audit of the Company’s financial statements, including reviews of interim financial statements included in Form 10-Q and registration statements, and the audit of the Company’s internal control over financial reporting.
(2)	Tax Fees represent fees billed for tax compliance, tax advice and tax planning.

All services to be provided by KPMG LLP are required to be approved by the Audit Committee in advance. The audit services are approved annually. These services include, but are not limited to, the annual financial statement audit, reviews of consolidated quarterly results as reported on Form 10-Q and review of registration statements filed by the Company. With respect to services other than audit services, at least annually, the independent auditor submits to the Audit Committee for its approval the anticipated engagements for the ensuing year, either at the time the Audit Committee reviews and approves the annual audit engagement, or at a time specifically scheduled for reviewing such other services. Quarterly, and in conjunction with the Audit Committee’s regularly scheduled meetings, the independent auditor presents to the Audit Committee for pre-approval any proposed engagements not previously reviewed and approved. In the event that an audit or non-audit service requires approval before the next regularly scheduled meeting of the Audit Committee, the auditor must contact the Chairman of the Audit Committee to obtain such approval. The approval must be reported to the Audit Committee at its next regularly scheduled meeting.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

KPMG LLP audited the Company’s financial statements for the fiscal year ended March 31, 2012 and has been appointed to audit the Company’s financial statements for the fiscal year ending March 30, 2013. While not required, the Board of Directors is submitting this appointment for ratification by the shareholders. Representatives of KPMG LLP are expected to attend the meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.

If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm to audit the Company’s financial statements.

This proposal will be approved if a majority of the votes cast at the annual meeting are voted “FOR” this proposal. Abstentions and “broker non-votes” will not be counted as votes cast and therefore will not affect the determination as to whether this proposal is approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS ESI’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2013 FISCAL YEAR.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, and Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) require that we ask our shareholders to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement (commonly known as a “say-on-pay” proposal). This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers. This shareholder vote on executive compensation is advisory only, and is not binding on the Company, our Board of Directors or the Compensation Committee.

As discussed in more detail in the “Compensation Discussion and Analysis” above, our executive compensation program is designed to attract, motivate and retain talented executive officers; to motivate progress toward achieving pre-established corporate financial objectives and individual operational objectives, while balancing rewards for short-term and long-term performance; and to align the interests of our executive officers with those of shareholders. Executive compensation for all executive officers is benchmarked against similarly-situated executive officers at peer group companies, and reviewed annually. We believe that the 2012 fiscal year compensation of our named executive officers was appropriate and aligned with the Company’s 2012 fiscal year results.

Accordingly, we are asking our shareholders to approve the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosures.”

This proposal will be approved if a majority of the votes cast at the annual meeting are voted “FOR” this proposal. Abstentions and “broker non-votes” will not be counted as votes cast and therefore will not affect the determination as to whether this proposal is approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4: REAPPROVAL OF 2004 STOCK INCENTIVE PLAN

The Company’s 2004 Stock Incentive Plan (the “Plan”) provides for the grant of certain awards intended to qualify as “performance-based compensation” as defined under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), thereby permitting full deductibility of any amounts paid under such awards to certain highly compensated officers. See “Tax Consequences.” The Code requires that the Plan be reapproved by the shareholders at least once every five years in order for awards under the Plan to continue to qualify as performance-based compensation, and the Plan is being submitted to shareholders for reapproval for that reason. No amendments to the Plan are proposed. The material terms of the Plan are described below, and a complete copy of the Plan is attached to this Proxy Statement as Appendix A.

Eligibility. Employees, officers, directors, non-employee agents, consultants, advisors and independent contractors of the Company or any subsidiary or parent of the Company are eligible to participate in the Plan. Approximately 530 persons are currently eligible to receive awards under the Plan.

Shares Available. As of March 31, 2012, 3,450,487 shares were available for award grants under the Plan. No increase in the shares available for the Plan is requested in this proposal.

Administration. The Plan is administered by the Board of Directors. The Board of Directors has delegated to the Compensation Committee substantially all authority for administration of the Plan, except that only the Board of Directors may amend, modify or terminate the Plan. The Board of Directors has also delegated authority to a committee consisting of the CEO (who is also a director) to grant awards to non-officer employees within limits and a budget pre-approved by the Board of Directors. For purposes of the description of the Plan, the term “Administrator” means the Board of Directors, the Compensation Committee or the committee consisting of the CEO, as the case may be.

Term of Plan; Amendments. The Plan will continue until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. However, no awards of incentive stock options will be made under the Plan on or after the 10th anniversary of the last action by the Board of Directors approving or reapproving the Plan, which action is subsequently approved within 12 months by the shareholders. The Board of Directors may at any time modify or amend the Plan in substantially any respect; however, no change in an award already granted shall be made without the written consent of the award holder if the change would adversely affect the holder.

Types of Awards. The Plan permits the grant of incentive stock options, non-statutory stock options, stock bonuses (which includes restricted stock units), performance-based awards, and restricted stock.

Stock Options. The Administrator determines the persons to whom options are granted, the option price, the number of shares subject to each option, the period of each option and the time or times at which the options may be exercised and whether the option is an ISO, or an option other than an ISO (“Non–Statutory Stock Option” or “NSO”). The option price cannot be less than the fair market value of the Common Stock covered by the option on the date of grant. No option may have a term exceeding 10 years. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant. No employee may receive options and/or stock appreciation rights for more than an aggregate of 500,000 shares in any calendar year, provided that to the extent that the annual limitation is not used in any calendar year for an employee, any shares not used will be added to the number of shares for which options and/or stock appreciation rights may be granted to that employee in any future year. Options may not be repriced without prior shareholder approval.

Restricted Stock. The Plan provides that, subject to certain minimum restriction periods, the Administrator may issue restricted stock in such amounts, for such consideration, and subject to such terms, conditions and restrictions as the Administrator may determine. Restricted Stock Awards that vest based on the passage of time may not vest in less than three years at a rate not to exceed one-third annually. No employee may receive restricted stock or restricted stock units for more than an aggregate of 170,000 shares in any calendar year, provided that to the extent that the annual limitation is not used in any calendar year for an employee, any shares not used will be added to the number of shares for which restricted stock or restricted stock units rights may be granted to that employee in any future year.

Performance-Based Awards. The Administrator may grant performance-based awards denominated either in Common Stock or in dollar amounts. All or part of the awards will be earned if performance goals established by the Administrator for the period covered by the award are met and the employee satisfies any other restrictions established by the Administrator. The performance goals may be expressed as one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any subsidiary, division or other unit of the Company: earnings, earnings per share, stock price increase, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, economic value added, sales, revenues, operating income, inventories, inventory turns, cash flows, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructuring and special charges, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence. Performance-based awards may be paid in cash or Common Stock and may be made as awards of restricted shares subject to forfeiture if performance goals are not satisfied. No employee may be granted in any fiscal year performance-based awards denominated in Common Stock under which the aggregate amount payable under the awards exceeds the equivalent of 200,000 shares of Common Stock or performance-based awards denominated in dollars under which the aggregate amount payable under the awards exceeds $4,000,000. The payment of a performance-based award in cash will not reduce the number of shares reserved under the Plan.

Stock Appreciation Rights. Stock appreciation rights (SARs) may be granted under the Plan. SARs may, but need not, be granted in connection with an option grant or an outstanding option previously granted under the Plan. A SAR gives the holder the right to payment from the Company of an amount equal in value to the excess of fair market value on the date of exercise of a share of Common Stock over the exercise price set by the Administrator, or if granted in connection with an option, the option price per share under the option to which the SAR relates. A SAR is exercisable only at the time or times established by the Administrator. If a SAR is granted in connection with an option, it is exercisable only to the extent and on the same conditions that the related option is exercisable. Payment by the Company upon exercise of a SAR may be made in Common Stock valued at its fair market value, in cash, or partly in stock and partly in cash, as determined by the Administrator. No employee may receive options and/or SARs for more than an aggregate of 500,000 shares in any calendar year, provided that to the extent the annual limitation is not used in any calendar year for any employee, any shares not used will be added to the number of shares for which options and/or SARs may be granted to that employee in any future year.

Stock Bonus Awards. The Administrator may award Common Stock as a stock bonus under the Plan, including restricted stock units that provide for delivery of Common Stock at a later date. The Administrator may determine the recipients of the awards, the number of shares to be awarded and the time of the award. Stock received as a stock bonus is subject to the terms, conditions and restrictions determined by the Administrator at the time the stock is awarded. No employee may receive restricted stock or restricted stock units for more than an aggregate of 170,000 shares in any calendar year, provided that to the extent that the annual limitation is not used in any calendar year for an employee, any shares not used will be added to the number of shares for which restricted stock or restricted stock units rights may be granted to that employee in any future year.

Changes in Capital Structure. The Plan authorizes the Board of Directors to make appropriate adjustment in outstanding options and awards and in shares reserved under the Plan in the event of a stock split, recapitalization or in certain other transactions.

Suspension or Termination of Awards. The Plan provides that if the Administrator reasonably believes that a participant, other than a non-employee director, has committed an act of misconduct described below, the

Administrator may suspend the participant’s right to exercise any stock option or stock appreciation right or the vesting of a restricted stock or restricted stock unit award pending a determination of whether an act of misconduct has occurred. If the Administrator determines that such participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or its subsidiaries, breach of fiduciary duty or deliberate disregard of Company rules resulting in loss, damage or injury to the Company, or if such participant makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition, induces customers to breach of contract with the Company or induces any principal for whom the Company or a subsidiary acts as agent to terminate the agency relationship, none of the participant’s options or stock appreciation rights may be exercised and the participant’s restricted stock or restricted stock unit agreements shall be terminated.

Claw-Back Provision for Executive Officers. The Plan provides that for any participant who is determined by the Board of Directors to be an “executive officer,” if the Administrator determines that the participant engaged in an act of embezzlement, fraud or breach of fiduciary duty during the participant’s employment that contributed to an obligation to restate the Company’s financial statements, the participant may be required to repay the option proceeds and/or restricted stock proceeds resulting from any sale or other disposition of shares issued or issuable upon exercise of a stock option or stock appreciation right, or upon vesting of restricted stock or a restricted stock unit, if the sale or disposition was effected during the 12-month period following the first public issuance or filing with the SEC of the financial statements required to be restated. The term “option proceeds” means, with respect to any sale or other disposition of shares issued or issuable upon exercise of a stock option or stock appreciation right, an amount determined appropriate by the Administrator to reflect the effect of the restatement on the Company’s financial statements, up to the amount equal to the number of shares sold or disposed of multiplied by the difference between the market value per share of the Company’s Common Stock at the time of such sale or disposition and the exercise price. The term “restricted stock proceeds” means, with respect to any sale or other disposition of shares issued or issuable upon vesting of restricted stock or a restricted stock unit, an amount determined appropriate by the Administrator to reflect the effect of the restatement on the Company’s financial statements, up to the amount equal to the market value per share of the Company’s Common Stock at the time of such sale or other disposition multiplied by the number of shares or units sold or disposed of.

Tax Consequences

The following description is a summary of the U.S. federal income tax consequences to the Company and recipients of awards under the Plan. This summary describes the U.S. federal income tax law in effect as of the date of this proxy statement, which is subject to change, and does not address applicable state, local and foreign tax consequences.

Options—ISOs. An optionee will not recognize regular taxable income upon either grant or exercise of an ISO. The amount by which the fair market value of shares issued upon exercise of an ISO exceeds the exercise price, however, is included in the optionee’s alternative minimum taxable income and may, under certain conditions, subject the optionee to alternative minimum tax liability. If an optionee exercises an ISO and does not dispose of the shares thereby acquired within two years following the date of grant and within one year following the date of exercise, then any gain realized upon disposition of the shares will be treated as income from the sale or exchange of a capital asset. If an optionee disposes of shares acquired upon exercise of an ISO before the expiration of either the one-year holding period or the two-year holding period specified in the foregoing sentence (a “disqualifying disposition”), the optionee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the fair market value of the shares on the date of disposition over the option price. Any additional gain realized upon the disqualifying disposition generally will constitute capital gain, which will be long-term if the stock has been held for more than one year after exercise. If an optionee’s options are cancelled in exchange for an option cancellation payment in connection with an acquisition or similar transaction involving the Company, the optionee will realize ordinary compensation income equal to the amount of the cancellation payment. The Company will be required to withhold income and employment taxes on the income resulting from such a cancellation payment if the optionee is an employee. The Company will not be allowed any deduction for federal income tax purposes at the time of grant or exercise of an ISO. Upon any disqualifying disposition by an optionee, the Company will generally be entitled to a deduction to the extent the optionee realizes ordinary income.

Options—NSOs. An optionee generally will not realize taxable income upon the grant of an NSO. At the time of exercise of an NSO, the optionee will realize ordinary income, and the Company will generally be entitled to a deduction, in the amount by which the fair market value of the shares subject to the option at the time of exercise exceeds the exercise price. The Company is required to withhold income and employment taxes on such income if the optionee is an employee. Upon the sale of shares acquired upon exercise of an NSO, the optionee generally will realize capital gain or loss equal to the difference between the amount realized from the sale and the fair market value of the shares on the date of exercise. The gain will be long-term capital gain if the stock has been held for more than one year after exercise.

Stock Appreciation Rights. Generally, the recipient of an SAR will not recognize taxable income at the time the SAR is granted. With respect to an SAR not granted in connection with an option, if the employee receives the appreciation inherent in the SAR in cash, the cash will be taxable as ordinary compensation income to the employee at the time received. If the employee receives the appreciation inherent in such SARs in stock, the employee will recognize ordinary compensation income, and the Company will generally be entitled to a deduction, equal to the fair market value of the stock on the day it is received.

Stock Awards. An employee who receives stock in connection with the performance of services will generally realize taxable income at the time of receipt in the amount of the excess, if any, of the fair market value of the stock over the amount paid by the recipient for the stock. If, however, the shares are substantially nonvested for purposes of Section 83 of the Code (e.g., the shares are forfeited to the Company if the employee does not remain employed for a specified period of time) and the employee does not elect to recognize income under Section 83(b) of the Code, the employee will realize taxable income on each date on which a portion of the shares substantially vests, at which time the employee will recognize ordinary compensation income equal to the amount by which the fair market value of the shares vesting on the date exceeds the amount, if any, paid by the employee for the shares. If the employee makes an election under Section 83(b) of the Code within 30 days after the original transfer of the shares to the employee, the employee will recognize ordinary compensation income equal to the amount by which the fair market value of the shares on the date of transfer exceeds the amount, if any, paid by the employee for the shares. The Company generally will be entitled to a tax deduction in the amount includable as income by the employee at the same time or times as the employee recognizes income with respect to the shares. If the recipient is an employee, the Company is required to withhold income and employment taxes on the amount of income recognized by the recipient.

In the case of awards of restricted stock units that take the form of the Company’s unfunded and unsecured promise to issue Common Stock at a future date, the grant of the award is not a taxable event to the recipient. Once the stock award vests and the recipient receives the Common Stock, the tax rules discussed in the previous paragraph will apply to receipt of such shares.

Section 162(m). Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for certain kinds of compensation paid to its CEO and certain other highly compensated officers in any year. Under IRS regulations, compensation received through the exercise of an option or SAR will not be subject to the $1,000,000 limit if the option or SAR and the plan pursuant to which it is granted meet certain requirements. One requirement is shareholder approval at least once every five years of a per-employee limit on the number of shares as to which options and SARs may be granted. Approval of this proposal will constitute approval of the per-employee limit set forth in Section 5.2 of the Plan. Other requirements are that the option or SAR be granted by a committee of at least two outside directors and that the exercise price of the option or SAR be not less than fair market value of the Common Stock on the date of grant. Accordingly, the Company believes that if this proposal is approved by shareholders, compensation received on exercise of options and SARs granted under the Plan in compliance with all of the above requirements will be exempt from the $1,000,000 deduction limit.

Under IRS regulations, compensation received through a performance-based award will not be subject to the $1,000,000 limit under Section 162(m) of the Code if the performance-based award and the plan meet certain requirements. One such requirement is shareholder approval at least once every five years of the performance criteria upon which award payouts will be based and the maximum amount payable under awards, both of which are set forth in Section 11 of the Plan. Approval of this proposal will constitute reapproval of the performance criteria and maximum amounts under the Plan previously approved by shareholders. Other requirements are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee of at least two outside directors and that no discretion be retained to increase the amount payable under the awards. The Company believes that, if the Plan is reapproved by the shareholders, compensation received on vesting of performance-based awards granted under the Plan in compliance with all of the above requirements will be exempt from the $1,000,000 deduction limit.

Plan Benefits

In fiscal year 2012 the Company made awards under the Plan to the Named Executive Officers, the terms of which are summarized in the table set forth above under “Fiscal Year 2012 Grants of Plan-Based Awards.” In total, in fiscal year 2012 the Company awarded 110,000 restricted stock units and 110,000 stock settled stock appreciation rights to all current executive officers as a group, 34,300 restricted stock units to current directors who are not executive officers as a group, and 319,800 restricted stock units and 84,000 stock settled stock appreciation rights to all other employees as a group.

Vote Required for Approval and Recommendation by the Board

Reapproval of the Plan by the shareholders will require the affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, or represented by proxy, and entitled to vote on the matter at the Annual Meeting. Abstentions have the effect of “no” votes in determining whether the Plan is reapproved. Broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO REAPPROVE THE PLAN.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Executive officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on the written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that its executive officers and directors have complied with all applicable Section 16(a) filing requirements for transactions during the 2012 fiscal year.

OTHER MATTERS

Directions to Annual Meeting

The Annual Meeting will be held at the Company’s offices at 13900 NW Science Park Drive, Portland, Oregon. From the Portland International Airport, follow signs towards Portland City Center/Downtown. Take the I-205 south ramp towards Portland/Salem (I-84). Take the I-84 west/US-30 west exit (exit number 21B) towards Portland. Take the I-5 south ramp towards Salem. Take the I-405 north ramp towards Beaverton (US-26)/City Center. Take the US-26 west/12th Ave. exit (exit number 1D) towards Beaverton. Merge onto US-26 west. Take the Murray Blvd exit (exit number 67). Turn right onto NW Murray Rd. Turn left onto NW Science Park Drive.

From I-5 south, take exit 292A to merge onto OR-217 north toward Tigard/Beaverton. Take the exit onto US-26 west toward Astoria/Tillamook. Merge onto US-26 west. Take the Murray Blvd exit (exit number 67). Turn right onto NW Murray Rd. Turn left onto NW Science Park Drive.

Shareholder Proposals in the Company’s Proxy Statement

Shareholders wishing to submit proposals for inclusion in the Company’s proxy statement for the 2013 annual meeting of shareholders must submit the proposals for receipt by the Company not later than March 6, 2013.

Shareholder Proposals not in the Company’s Proxy Statement

Shareholders wishing to present proposals for action at this annual meeting or at another shareholders’ meeting must do so in accordance with the Company’s bylaws. A shareholder must give timely notice of the proposed business to the Company’s secretary. To be timely, a shareholder’s notice must be in writing and delivered to the secretary not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment or postponement) by more than 70 days from the anniversary of the previous year’s annual meeting, notice by the shareholder, to be timely, must be received by the Company’s secretary no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or 10 days following the day on which public announcement of the date of the meeting was first made. A shareholder proposal must include the information specified in the Company’s bylaws, and a copy of the relevant provisions of the Bylaws will be provided to any shareholder upon written request to the Company’s secretary. The chairman of the meeting may, if the facts warrant, determine and declare that the business was not properly brought before the meeting in accordance with the Company’s bylaws. The Company expects the 2013 Annual Meeting of Shareholders to be held on August 8, 2013.

Shareholders who wish to submit a shareholder proposal should do so in writing addressed to the Secretary, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497.

Shareholder Nominations for Directors

Shareholders wishing to directly nominate candidates for the Board of Directors at an annual meeting must do so in writing, in accordance with the Company’s bylaws and delivered to the secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of shareholders provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment or postponement) by more than 70 days from the anniversary of the previous year’s annual meeting, notice by the shareholder, to be timely, must be received by the secretary no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or 10 days following the day on which public announcement of the date of the meeting was first made. A shareholder proposal must include the information specified in the Company’s bylaws, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to the Company’s secretary. Shareholders wishing to make any director nominations at any special meeting of shareholders held for the purpose of electing directors must do so, in accordance with the bylaws, by delivering timely notice to the Secretary setting forth the information specified in the Company’s bylaws for annual meeting nominations. To be timely, the notice must be given not later than 10 days following the day on which public announcement is first made of the date of the special meeting and the nominees proposed by the Board of Directors to be elected at the meeting. To be eligible to be a nominee for election as a director of the Company, any nominee proposed by a shareholder must deliver the items specified in the Company’s bylaws. The chairman of the meeting of shareholders may, if the facts warrant, determine that a nomination was not made in accordance with the proper procedures. If the chairman does so, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

Transaction of Other Business

Although the Notice of Annual Meeting of Shareholders provides for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to herein. The enclosed proxy, however, gives discretionary authority in the event that any other matters should be presented.

By Order of the Board of Directors

/s/ Paul Oldham

Paul Oldham

Vice President of Administration, Chief Financial

Officer and Corporate Secretary

Portland, Oregon

July 5, 2012

APPENDIX A

ELECTRO SCIENTIFIC INDUSTRIES, INC.

2004 STOCK INCENTIVE PLAN

(As amended January 25, 2005, April 20, 2005, October 25, 2007 and May 12, 2011)

1. Purpose. The purpose of this 2004 Stock Incentive Plan (the “Plan”) is to enable Electro Scientific Industries, Inc. (the “Company”) to attract and retain the services of (i) selected employees, officers and directors of the Company or any parent or subsidiary of the Company and (ii) selected non-employee agents, consultants, advisors and independent contractors of the Company or any parent, subsidiary of the Company. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of any entity (the “Employer”) that is either the Company or a parent or subsidiary of the Company.

2. Shares Subject to the Plan. Subject to adjustment as provided below and in Section 12, the shares to be offered under the Plan shall consist of Common Stock of the Company (“Common Stock”), and the total number of shares of Common Stock that may be issued under the Plan shall be 3,000,000 shares plus any shares that at the time the Plan is approved by shareholders are available for grant under the Company’s 1989 Stock Option Plan, 1996 Stock Incentive Plan and 2000 Stock Option Incentive Plan, which plans were previously approved by shareholders of the Company, and the Company’s 2000 Stock Option Plan, which plan was not previously approved by the Company’s shareholders (collectively, the “Prior Plans”), or that may subsequently become available for grant under any of the Prior Plans through the expiration, termination, forfeiture or cancellation of grants. If an option, stock appreciation right or Performance-Based Award granted under the Plan expires, terminates or is canceled, the unissued shares subject to that option, stock appreciation right or Performance-Based Award shall again be available under the Plan. If shares awarded as a bonus pursuant to Section 9 or sold pursuant to Section 10 under the Plan are forfeited to or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.

3. Effective Date and Duration of Plan.

3.1 Effective Date. The Plan shall become effective as of July 15, 2004. No awards shall be made under the Plan until the Plan is approved by shareholders of the Company in accordance with rules of The Nasdaq Stock Market.

3.2 Duration. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on the shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to Awards then outstanding under the Plan. Termination shall not affect any Awards or any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

4. Administration.

4.1 Board of Directors. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it deems expedient to carry the Plan into effect, and the Board of Directors shall be the sole and final judge of such expediency.

4.2 Committee. The Board of Directors may delegate to any committee of the Board of Directors (the “Committee”) any or all authority for administration of the Plan. If authority is delegated to the Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee, except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and 13.

5. Types of Awards; Eligibility; Limitations.

5.1 Types of Awards, Eligibility. The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan (“Awards”): (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as provided in Sections 6.1, 6.2 and 8; (ii) grant options other than Incentive Stock Options (“Non-Statutory Stock Options”) as provided in Sections 6.1, 6.3 and 8; (iii) grant stock appreciation rights as provided in Sections 7 and 8; (iv) award stock bonuses (including bonuses in the form of restricted stock units) as provided in Section 9; (v) sell shares subject to restrictions as provided in Sections 10; (vi) award Performance-Based Awards as provided in Section 11. Awards may be made to employees, including employees who are officers or directors, and to non-employee directors; provided, however, that only employees of the Company or any parent or subsidiary of the Company (as defined in subsections 424(e) and 424(f) of the Code) are eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made.

5.2 Per Employee Share Limitations. No employee may be granted options and/or stock appreciation rights for more than an aggregate of 500,000 shares of Common Stock in any calendar year or restricted stock or restricted stock units for more than an aggregate of 170,000 shares of Common Stock in any calendar year; provided, however, that to the extent the annual limitation is not fully used in any year for an employee, any shares not used may be added to the number of shares for which options and/or stock appreciation rights or restricted stock and/or restricted stock units, as applicable, may be granted to that employee in any future year.

5.3 Prohibition on Option Repricing. Except as provided in Section 12, without the prior approval of the Company’s shareholders, an option issued under the Plan may not be repriced by lowering the option exercise price or by cancellation of an outstanding option with a subsequent replacement or regrant of an option with a lower exercise price.

5.4 Maximum Number of Shares Issuable Upon Exercise of ISOs. The maximum aggregate number of shares of Common Stock that may be issued under the Plan upon exercise of Incentive Stock Options shall be equal to the sum of 3,000,000 shares plus any shares that at July 15, 2004 are available for grant under the Prior Plans or that may subsequently become available for grant under any of the Prior Plans through the expiration, termination, forfeiture or cancellation of grants, which number will not exceed 9,568,684 shares.

5.5 Reservation of Additional Shares. Except as provided in Section 12, additional shares of Common Stock may not be reserved for issuance under the Plan without the approval of the Company’s shareholders.

6. Stock Options.

6.1 General Rules Relating to Options.

6.1-1 Terms of Grant. The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the exercise price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option. At the time of the grant of an option or at any time thereafter, the Board of Directors may provide that an optionee who exercised an option with Common Stock of the Company shall automatically receive a new option to purchase additional shares equal to the number of shares surrendered and may specify the terms and conditions of such new options.

6.1-2 Nontransferability. Each Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other option granted under the Plan by its terms (i) shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and (ii) during the optionee’s lifetime, shall be exercisable only by the optionee.

6.1-3 Purchase of Shares. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option exercise, the optionee must pay the Company the full purchase price of those shares in cash or by check or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, restricted stock or other contingent awards denominated in either stock or cash, promissory notes and other forms of consideration. Unless otherwise determined by the Board of Directors, any Common Stock provided in payment of the purchase price must have been previously acquired and held by the optionee for at least six months. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock last reported before the time payment in Common Stock is made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding. With the consent of the Board of Directors, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.

6.1-4 Limitations on Grants to Non-Exempt Employees. Unless otherwise determined by the Board of Directors, if an employee of the Company or any parent or subsidiary of the Company is a non-exempt employee subject to the overtime compensation provisions of Section 7 of the Fair Labor Standards Act (the “FLSA”), any option granted to that employee shall be subject to the following restrictions: (i) the option price shall be at least 85 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted; and (ii) the option shall not be exercisable until at least six months after the date it is granted; provided, however, that this six-month restriction on exercisability will cease to apply if the employee dies, becomes disabled or retires, there is a change in ownership of the Company, or in other circumstances permitted by regulation, all as prescribed in Section 7(e)(8)(B) of the FLSA.

6.2 Incentive Stock Options. Incentive Stock Options shall be subject to the following additional terms and conditions:

6.2-1 Limitation on Amount of Grants. If the aggregate fair market value of stock (determined as of the date the option is granted) for which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its parent or subsidiary corporations, as defined in subsections 424(e) and 424(f) of the Code) are exercisable for the first time by an employee during any calendar year exceeds $100,000, the portion of the option or options not exceeding $100,000, to the extent of whole shares, will be treated as an Incentive Stock Option and the remaining portion of the option or options will be treated as a Non-Statutory Stock Option. The preceding sentence will be applied by taking options into account in the order in which they were granted. If, under the $100,000 limitation, a portion of an option is treated as an Incentive Stock Option and the remaining portion of the option is treated as a Non-Statutory Stock Option, unless the optionee designates otherwise at the time of exercise, the optionee’s exercise of all or a portion of the option will be treated as the exercise of the Incentive Stock Option portion of the option to the full extent permitted under the $100,000 limitation. If an optionee exercises an option that is treated as in part an Incentive Stock Option and in part a Non-Statutory Stock Option, the Company will designate the portion of the stock acquired pursuant to the exercise of the Incentive Stock Option portion as Incentive Stock Option stock by issuing a separate certificate for that portion of the stock and identifying the certificate as Incentive Stock Option stock in its stock records.

6.2-2 Limitations on Grants to 10 percent Shareholders. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (as defined in subsections 424(e) and 424(f) of the Code) only if the option price is at least 110 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

6.2-3 Duration of Options. Subject to Sections 6.2-2, 8.1 and 8.2, Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that by its terms no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

6.2-4 Option Price. The option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in Section 6.2-2, the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be the closing price of the Common Stock last reported on the date the option is granted, if the stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors.

6.2-5 Limitation on Time of Grant. No Incentive Stock Option shall be granted on or after the tenth anniversary of the last action by the Board of Directors adopting the Plan or approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

6.2-6 Early Dispositions. If within two years after an Incentive Stock Option is granted or within 12 months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift, etc.).

6.3 Non-Statutory Stock Options. Non-Statutory Stock Options shall be subject to the following terms and conditions, in addition to those set forth in Sections 6.1 and 8.

6.3-1 Option Price. The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant. The option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Non-Statutory Stock Option at the date the option is granted. The fair market value shall be the closing price of the Common Stock last reported on the date the option is granted, if the stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors.

6.3-2 Duration of Options. Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that no Non-Statutory Option shall be exercisable after the expiration of 10 years from the date it is granted.

7. Stock Appreciation Rights.

7.1 Grant. Stock appreciation rights may be granted under the Plan by the Board of Directors, subject to such rules, terms, and conditions as the Board of Directors prescribes. The Board of Directors may provide that stock appreciation rights may be granted in substitution for stock options granted under the Plan. With respect to each grant, the Board shall determine the number of shares subject to the stock appreciation right, the exercise price of the stock appreciation right, the period of the stock appreciation right, and the time or times at which the stock appreciation right may be exercised. Stock appreciation rights shall continue in effect for the period fixed by the Board of Directors.

7.2 Stock Appreciation Rights Granted in Connection with Options. If a stock appreciation right is granted in connection with an option, the stock appreciation right shall be exercisable only to the extent and on the same conditions that the related option could be exercised. Upon exercise of a stock appreciation right, any option or portion thereof to which the stock appreciation right relates terminates. If a stock appreciation right is granted in connection with an option, upon exercise of the option, the stock appreciation right or portion thereof to which the grant relates terminates.

7.3 Exercise. Each stock appreciation right shall entitle the holder, upon exercise, to receive from the Company in exchange therefore an amount equal in value to the excess of the fair market value on the date of exercise of one share of Common Stock of the Company over the exercise price as determined by the Board of Directors (or, in the case of a stock appreciation right granted in connection with an option, the option price per share under the option to which the stock appreciation right relates), multiplied by the number of shares covered by the stock appreciation right, or portion thereof, that is surrendered. Payment by the Company upon exercise of a stock appreciation right may be made in Common Stock valued at fair market value, in cash, or partly in Common Stock and partly in cash, all as determined by the Board of Directors. For this purpose, the fair market value of the Common Stock shall be the closing price of the Common Stock last reported before the time of exercise, or such other value of the Common Stock as specified by the Board of Directors.

7.4 Fractional Shares. No fractional shares shall be issued upon exercise of a stock appreciation right. In lieu thereof, cash may be paid in an amount equal to the value of the fraction or, if the Board of Directors shall determine, the number of shares may be rounded downward to the next whole share.

7.5 Nontransferability. Each stock appreciation right granted in connection with an Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other stock appreciation right granted under the Plan, by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder’s domicile at the time of death, and each stock appreciation right by its terms shall be exercisable during the holder’s lifetime only by the holder.

8. Exercise of Options and Stock Appreciation Rights.

8.1 Exercise. Except as provided in Section 8.2 or as determined by the Board of Directors, no option or stock appreciation right granted under the Plan may be exercised unless at the time of exercise the holder is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the date the option or stock appreciation right was granted. Except as provided in Sections 8.2, 12 and 17, options and stock appreciation rights granted under the Plan may be exercised from time to time over the period stated in each option or stock appreciation right in amounts and at times prescribed by the Board of Directors, provided that options and stock appreciation rights may not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if a holder does not exercise an option or stock appreciation right in any one year for the full number of shares to which the holder is entitled in that year, the holder’s rights shall be cumulative and the holder may acquire those shares in any subsequent year during the term of the option or stock appreciation right.

8.2 Termination of Employment or Service.

8.2-1 General Rule. Unless otherwise determined by the Board of Directors, if a holder’s employment or service with the Company terminates for any reason other than because of total disability or death as provided in Sections 8.2-2 and 8.2-3, his or her option or stock appreciation right may be exercised at any time before the expiration date of the option or stock appreciation right or the expiration of 3 months after the date of termination, whichever is the shorter period, but only if and to the extent the holder was entitled to exercise the option or stock appreciation right at the date of termination. Notwithstanding the foregoing, unless otherwise determined by the Board of Directors, if a holder’s employment or service with the Company terminates for any reason other than because of total disability or death as provided in Sections 8.2-2 and 8.2-3, and such holder dies before the expiration date of the option or stock appreciation right and the expiration of 3 months after the date of termination, his or her option or stock appreciation right may be exercised at any time before the expiration date of the option or stock appreciation right or before the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the holder was entitled to exercise the option or stock appreciation right at the date of termination and only by the person or persons to whom the holder’s rights under the option or stock appreciation right shall pass by the holder’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

8.2-2 Termination Because of Total Disability. Unless otherwise determined by the Board of Directors, if a holder’s employment or service with the Company terminates because of total disability, his or her option or stock appreciation right may be exercised at any time before the expiration date of the option or stock appreciation right or before the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the holder was entitled to exercise the option or stock appreciation right at the date of termination. The term “total disability” means a medically determinable mental or physical impairment that is expected to result in death or has lasted or is expected to last for a continuous period of 12 months or more and that, in the opinion of the Company and two independent physicians, causes the holder to be unable to perform his or her duties as an employee, director or officer of the Employer and unable to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the two independent physicians have furnished their written opinion of total disability to the Company and the Company has reached an opinion of total disability.

8.2-3 Termination Because of Death. Unless otherwise determined by the Board of Directors, if a holder dies while employed by or providing service to the Company, his or her option or stock appreciation right may be exercised at any time before the expiration date of the option or stock appreciation right or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent the holder was entitled to exercise the option or stock appreciation right at the date of death and only by the person or persons to whom the holder’s rights under the option or stock appreciation right shall pass by the holder’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

8.2-4 Amendment of Exercise Period Applicable to Termination. The Board of Directors may at any time extend the 3-month and 12-month exercise periods any length of time not longer than the original expiration date of the option or stock appreciation right. The Board of Directors may at any time increase the portion of an option or stock appreciation right that is exercisable, subject to terms and conditions determined by the Board of Directors.

8.2-5 Failure to Exercise Option or Stock Appreciation Right. To the extent that the option or stock appreciation right of any deceased holder or any holder whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the option or stock appreciation right shall cease and terminate.

8.2-6 Leave of Absence. Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board of Directors, vesting of options and stock appreciation rights shall continue during a medical, family or military leave of absence or other leave approved by the Employer, whether paid or unpaid, and vesting of options and stock appreciation rights shall be suspended during any other unpaid leave of absence.

8.3 Notice of Exercise or Surrender. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option or stock appreciation right granted under the Plan only upon the Company’s receipt of written notice from the holder of the holder’s binding commitment to purchase shares, specifying the number of shares the holder desires to acquire under the option or stock appreciation right and the date on which the holder agrees to complete the transaction, and, if required to comply with the Securities Act of 1933, containing a representation that it is the holder’s intention to acquire the shares for investment and not with a view to distribution. Unless the Board of Directors determines otherwise, cash may be paid upon surrender of a stock appreciation right granted under the Plan only upon the Company’s receipt of written notice from the holder of the holder’s binding commitment to surrender the stock appreciation right, specifying the number of shares subject to the stock appreciation right being surrendered and the date on which the holder agrees to complete the surrender.

8.4 Tax Withholding. Each holder who has exercised an option or stock appreciation right shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of an option or stock appreciation right or as a result of disposition of shares acquired pursuant to exercise of an option or stock appreciation right) beyond any amount deposited before delivery of the certificates, the holder shall pay such amount, in cash or by check, to the Company on demand. If the holder fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the holder, including salary, subject to applicable law. With the consent of the Board of Directors, a holder may satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered in connection with an option exercise shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

8.5 Reduction of Reserved Shares. Upon the exercise of an option or stock appreciation right, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option or stock appreciation right. Cash payments of stock appreciation rights shall not reduce the number of shares of Common Stock reserved for issuance under the Plan.

9. Stock Bonuses. The Board of Directors may award shares under the Plan as stock bonuses, including restricted stock units that provide for delivery of Common Stock at a later date. Shares awarded as a bonus shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with any other restrictions determined by the Board of Directors. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. The Company may require any recipient of a stock bonus to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the recipient, including salary, subject to applicable law. With the consent of the Board of Directors, a recipient may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of a stock bonus, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.

10. Restricted Stock.

10.1 Restricted Stock. The Board of Directors may issue shares under the Plan for any consideration (including promissory notes and services) determined by the Board of Directors. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of Directors; provided, however, that any award made under this Section 10 the vesting for which is time-based will provide for a restriction period of at least three years, with the restriction to lapse no more quickly than with respect to one-third of the shares annually over the three-year restriction period. Subject to the provisions of the Plan, the restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with any other restrictions determined by the Board of Directors. All Common Stock issued pursuant to this Section 10.1 shall be subject to a Restricted Stock Agreement, which shall be executed by the Company and the prospective recipient of the shares before the delivery of certificates representing the shares. The Agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors.

10.2 Other Provisions. The certificates representing shares of restricted stock shall bear any legends required by the Board of Directors. The Company may require any participant receiving restricted stock to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the participant, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.

11. Performance-Based Awards. The Board of Directors may grant awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder (“Performance-Based Awards”). Performance-Based Awards shall be denominated at the time of grant either in Common Stock (“Stock Performance Awards”) or in dollar amounts (“Dollar Performance Awards”). Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the Board of Directors, in Common Stock (“Performance Shares”), or in cash or in any combination thereof. Performance-Based Awards shall be subject to the following terms and conditions:

11.1 Award Period. The Board of Directors shall determine the period of time for which a Performance-Based Award is made (the “Award Period”).

11.2 Performance Goals and Payment. The Board of Directors shall establish in writing objectives (“Performance Goals”) that must be met by the Company or any subsidiary, division or other unit of the Company (“Business Unit”) during the Award Period as a condition to payment being made under the Performance-Based Award. The Performance Goals for each award shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit: earnings, earnings per share, stock price increase, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, economic value added, sales, revenues, operating income, inventories, inventory turns, cash flows, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructuring and special charges, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence (determined according to criteria established by the Board of Directors). The Board of Directors shall also establish the number of Performance Shares or the amount of cash payment to be made under a Performance-Based Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to Section 11.4). The Board of Directors may establish other restrictions to payment under a Performance-Based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals. Some or all of the Performance Shares may be issued at the time of the award as restricted shares subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.

11.3 Computation of Payment. During or after an Award Period, the performance of the Company or Business Unit, as applicable, during the period shall be measured against the Performance Goals. If the Performance Goals are not met, no payment shall be made under a Performance-Based Award. If the Performance Goals are met or exceeded, the Board of Directors shall certify that fact in writing and certify the number of Performance Shares earned or the amount of cash payment to be made under the terms of the Performance-Based Award.

11.4 Maximum Awards. No participant may receive in any fiscal year Stock Performance Awards under which the aggregate amount payable under the Awards exceeds the equivalent of 200,000 shares of Common Stock or Dollar Performance Awards under which the aggregate amount payable under the Awards exceeds $4,000,000.

11.5 Tax Withholding. Each participant who has received Performance Shares shall, upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the participant, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so delivered or withheld shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

11.6 Effect on Shares Available. The payment of a Performance-Based Award in cash shall not reduce the number of shares of Common Stock reserved for issuance under the Plan. The number of shares of Common Stock reserved for issuance under the Plan shall be reduced by the number of shares issued upon payment of an award. Cash payments of Performance-Based Awards shall not reduce the number of shares of Common Stock reserved for issuance under the Plan.

12. Changes in Capital Structure.

12.1 Stock Splits, Stock Dividends. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares subject to any Awards theretofor granted, and the exercise and settlement prices of those Awards, if any, so that the holder’s proportionate interest before and after the occurrence of the event is maintained without changing the aggregate exercise or settlement price, if any. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

12.2 Mergers, Reorganizations, Etc. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (each, a “Transaction”), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one or more of the following alternatives for treating outstanding Awards under the Plan, with the Board of Directors having the discretion to apply different alternatives to various outstanding Awards:

12.2-1 Outstanding Awards shall remain in effect in accordance with their terms.

12.2-2 Outstanding Awards shall be converted into (a) Awards with respect to stock in one or more of the corporations, including the Company, that are the surviving or acquiring corporations in the Transaction, or (b) in a Transaction in which the consideration received is cash, if determined in the sole discretion of the Board of Directors, a cash obligation of the acquiring entity, with such conversion to occur by assumption of the Plan, assumption of Awards, or substitution of Awards. The amount, type of securities subject thereto and exercise or settlement price of the converted Awards shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction. Unless otherwise determined by the Board of Directors, the converted Awards shall be vested or released from restrictions on transfer and repurchase and forfeiture rights only to the extent that the vesting requirements or restrictions relating to Awards granted hereunder have been satisfied.

12.2-3 The Board of Directors shall provide a period of 30 days or less before the completion of the Transaction during which outstanding Awards may be exercised to the extent then exercisable, and upon the expiration of that period, all outstanding Awards (including Awards that are not options or stock appreciation rights) shall immediately terminate.

12.2-4 Outstanding Awards shall be cancelled immediately prior to the completion of the Transaction in exchange for a payment with respect to each vested or exercisable share subject to such cancelled Award in (i) cash, (ii) stock in one or more corporations that are the surviving or acquiring corporations in the Transaction, or (iii) other property which, in any such case, shall have a fair market value equal to the fair market value of the consideration to be paid per share of Common Stock in the Transaction over the exercise or settlement price per share under the Award, if any (the “Spread”). In the event such determination is made by the Board of Directors, the Spread (reduced by applicable withholding taxes, if any) shall be paid to the holders in respect of their cancelled Awards as soon as practicable following the closing of the Transaction. This provision shall not apply to Incentive Stock Options awarded prior to October 25, 2007.

The Board of Directors may, in its sole discretion, accelerate in full or in part the vesting or exercisability of Awards under the Plan and the full or partial release from restrictions on transfer and repurchase or forfeiture rights of Award under the Plan, on such terms and conditions as the Board of Directors may specify prior to the completion of the Transaction.

12.3 Dissolution of the Company. In the event of the dissolution of the Company, options and stock appreciation rights shall be treated in accordance with Section 12.2-3.

12.4 Rights Issued by Another Corporation. The Board of Directors may also grant options, stock appreciation rights, stock bonuses and Performance-Based Awards and issue restricted stock under the Plan with terms, conditions and provisions that vary from those specified in the Plan, provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, stock bonuses, Performance-Based Awards or restricted stock granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of an acquisition of another entity, business or an interest in another entity whether by merger, stock purchase, asset purchase or other form of transaction.

13. Amendment of the Plan. The Board of Directors may at any time modify or amend the Plan in any respect. Except as provided in Section 12, however, no change in an award already granted shall be made without the written consent of the holder of the award if the change would adversely affect the holder.

14. Approvals. The Company’s obligations under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate state or federal securities laws.

15. Employment and Service Rights. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate the employee’s employment at will at any time, for any reason, with or without cause, or to decrease the employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer.

16. Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any shares of Common Stock until the date the recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the recipient becomes the holder of record.

17. Suspension or Termination of Awards; Claw-Back. Notwithstanding any provision of the Plan to the contrary, if at any time (including after a notice of exercise has been delivered with respect to an Award that is an option or stock appreciation right), the Board of Directors, including any Committee authorized pursuant to Section 4.2 (the Board of Directors or such Committee, the “Committee” for purposes of this Section), reasonably believes that a participant, other than a non-employee director, has committed an act of misconduct as described in this section, the Committee may suspend the participant’s right to exercise any stock option or stock appreciation right or the vesting of restricted stock or restricted stock unit awards pending a determination of whether an act of misconduct has been committed. If the Committee determines a participant, other than a non-employee director, has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or its subsidiaries, breach of fiduciary duty or deliberate disregard of Company rules resulting in loss, damage or injury to the Company, or if a participant makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition, induces any customer to breach a contract with the Company or induces any principal for whom the Company or its subsidiaries acts as agent to terminate such agency relationship, neither the participant nor his or her estate shall be entitled to exercise any stock option or stock appreciation right whatsoever and the participant’s restricted stock or restricted stock unit agreement shall be terminated and cancelled. In addition, for any participant who is designated an “executive officer” by the Board of Directors, if the Committee determines that the participant engaged in an act of embezzlement, fraud or breach of fiduciary duty during the participant’s employment that contributed to an obligation to restate the Company’s financial statements (“Contributing Misconduct”), the participant shall be required to repay to the Company, in cash and upon demand, the Option Proceeds and/or Restricted Stock Proceeds, as applicable, resulting from the sale or other disposition (including to the Company) of shares issued or issuable upon exercise of a stock option or stock appreciation right or upon vesting of restricted stock or a restricted stock unit, as applicable, if the sale or disposition was effected during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial statements required to be restated. The term “Option Proceeds” means, with respect to any sale or other disposition (including to the Company) of shares issued or issuable upon exercise of an option or stock appreciation right, an amount determined appropriate by the Committee to reflect the effect of the restatement on the Company’s stock price, up to the amount equal to the number of shares sold or disposed of multiplied by the difference between the market value per share at the time of such sale or disposition and the exercise price. The term “Restricted Stock Proceeds” means, with respect to any sale or other disposition (including to the Company) of restricted stock or a restricted stock unit, an amount determined appropriate by the Committee to reflect the effect of the restatement on the Company’s stock price, up to the amount equal to the market value per share at the time of such sale or other disposition multiplied by the number of shares or units sold or disposed of. The return of Option Proceeds and/or Restricted Stock Proceeds is in addition to and separate from any other relief available to the Company due to the executive officer’s Contributing Misconduct. Any determination by the Committee with respect to the foregoing shall be final, conclusive and binding on all parties. For any participant who is an “executive officer,” the determination of the Committee shall be subject to the approval of the Board of Directors.

ELECTRO SCIENTIFIC INDUSTRIES, INC. 13900 NW SCIENCE PARK DRIVE

PORTLAND, OR 97229-5497

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

01 Richard J. Faubert

02 David Nierenberg

03 Jon D. Tompkins

For All

Withhold All

For All Except

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

2 To ratify the appointment of KPMG LLP as ESI’s independent registered public accounting firm for the fiscal year ending March 30, 2013.

3 To approve, on an advisory basis, the compensation of our named executive officers.

4 To reapprove our 2004 Stock Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.

NOTE: To transact any other business that properly comes before the meeting.

For

Against

Abstain

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

0000146518_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

ELECTRO SCIENTIFIC INDUSTRIES, INC. Annual Meeting of Shareholders August 9, 2012 2:30 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Nicholas Konidaris and Paul Oldham, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ELECTRO SCIENTIFIC INDUSTRIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 2:30 PM PDT on 8/9/2012, at ESI’s offices, 13900 NW Science Park Drive, Portland, Oregon, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000146518_2 R1.0.0.11699